EXHIBIT 13.2

MANAGEMENT’S REPORT

TO THE SHAREHOLDERS OF CASCADES INC

March 1, 2017

The accompanying consolidated financial statements are the responsibility of the management of Cascades Inc., and have been reviewed by the Audit and Finance Committee and approved by the Board of Directors.

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and include certain estimates that reflect management’s best judgment.

The Management of the Corporation is also responsible for all other information included in this Annual Report and for ensuring that this information is consistent with the Corporation’s consolidated financial statements and business activities.

The Management of the Corporation is responsible for the design, establishment and maintenance of appropriate internal controls and procedures for financial reporting, to ensure that financial statements for external purposes are fairly presented in conformity with IFRS. Such internal control systems are designed to provide reasonable assurance on the reliability of the financial information and the safeguarding of assets.

External and internal auditors have free and independent access to the Audit and Finance Committee, which comprises outside independent directors. The Audit Committee, which meets regularly throughout the year with members of management and the external and internal auditors, reviews the consolidated financial statements and recommends their approval to the Board of Directors.

The consolidated financial statements have been audited by PricewaterhouseCoopers LLP, whose report is provided below.

Management of the Corporation is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the United States Securities Exchange Act of 1934. Internal control over financial reporting is a process designed by, or under the supervision of, the President and Chief Executive Officer (CEO) and the Vice - President and Chief Financial Officer (CFO) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of the effectiveness of internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

Management conducted an assessment of the effectiveness of the Corporation’s internal control over financial reporting, as at December 31, 2017 based on the framework and criteria established in Internal Control-Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 COSO Framework). Based on this evaluation, management has concluded that the Corporation’s internal control over financial reporting was effective as at December 31, 2017.

/s/ Mario Plourde MARIO PLOURDE	/s/ Allan Hogg ALLAN HOGG

PRESIDENT AND CHIEF EXECUTIVE OFFICER KINGSEY FALLS, CANADA	VICE-PRESIDENT AND CHIEF FINANCIAL OFFICER KINGSEY FALLS, CANADA

INDEPENDENT AUDITOR'S REPORT

TO THE SHAREHOLDERS OF CASCADES INC.

February 28, 2018

We have audited the accompanying consolidated financial statements of Cascades Inc. and its subsidiaries, which comprise the consolidated balance sheets as at December 31, 2017 and 2016 and the consolidated statement of earnings, comprehensive income, equity and cash flows for the years then ended, and the related notes, which comprise a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards (IFRS), and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Cascades Inc. and its subsidiaries as at December 31, 2017 and 2016 and their financial performance and their cash flows for the years then ended in accordance with International Financial Reporting Standards.

/s/ PricewaterhouseCoopers LLP1 Chartered Professional Accountants - Montréal, Canada

1	CPA auditor, CA, public accountancy permit No. A126402

CONSOLIDATED BALANCE SHEETS

(in millions of Canadian dollars)	NOTE	December 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	25	89	62
Accounts receivable	6 and 14	563	524
Current income tax assets		18	12
Inventories	7 and 14	523	460
Current portion of financial assets	26	9	3
Assets held for sale	29	13	—
		1,215	1,061
Long-term assets
Investments in associates and joint ventures	8	78	335
Property, plant and equipment	9 and 14	2,104	1,635
Intangible assets with finite useful life	10	212	171
Financial assets	26	22	10
Other assets	11, 26 and 29	74	72
Deferred income tax assets	17	149	179
Goodwill and other intangible assets with indefinite useful life	10	528	350
		4,382	3,813
Liabilities and Equity
Current liabilities
Bank loans and advances	25	35	28
Trade and other payables	12	638	661
Current income tax liabilities		6	1
Current portion of long-term debt	14, 25 and 26	59	36
Current portion of provisions for contingencies and charges	13	7	9
Current portion of financial liabilities and other liabilities	15 and 26	101	27
		846	762
Long-term liabilities
Long-term debt	14, 25 and 26	1,517	1,530
Provisions for contingencies and charges	13	36	34
Financial liabilities	26	18	16
Other liabilities	15	178	178
Deferred income tax liabilities	17	186	219
		2,781	2,739
Equity attributable to Shareholders
Capital stock	18	492	487
Contributed surplus	19	16	16
Retained earnings		982	512
Accumulated other comprehensive loss	20	(35)	(31)
		1,455	984
Non-controlling interests	8	146	90
Total equity		1,601	1,074
		4,382	3,813

The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board of Directors

/s/ Alain Lemaire	/s/ Georges Kobrynsky

Alain Lemaire - DIRECTOR	Georges Kobrynsky - DIRECTOR

CONSOLIDATED STATEMENTS OF EARNINGS

(in millions of Canadian dollars, except per common share amounts and number of common shares)	NOTE	2017	2016
Sales		4,321	4,001
Cost of sales and expenses
Cost of sales (including depreciation and amortization of $215 million (2016 — $192 million)	21	3,708	3,380
Selling and administrative expenses	21	440	402
Gain on acquisitions, disposals and others	23	(8)	(4)
Impairment charges and restructuring costs	24	17	12
Foreign exchange gain		(5)	(4)
Gain on derivative financial instruments	26	(6)	(6)
		4,146	3,780
Operating income		175	221
Financing expense	25	92	88
Interest expense on employee future benefits	25	5	5
Loss on repurchase of long-term debt	14, 25 and 26	14	—
Foreign exchange gain on long-term debt and financial instruments		(23)	(22)
Fair value revaluation gain on investments	5 and 8	(315)	—
Share of results of associates and joint ventures	8	(39)	(32)
Earnings before income taxes		441	182
Provision for (recovery of) income taxes	17	(81)	45
Net earnings including non-controlling interests for the year		522	137
Net earnings attributable to non-controlling interests	8	15	2
Net earnings attributable to Shareholders for the year		507	135
Net earnings per common share
Basic		$5.35	$1.42
Diluted		$5.19	$1.39
Weighted average basic number of common shares outstanding		94,680,598	94,709,048
Weighted average number of diluted common shares		97,598,900	96,933,338

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in millions of Canadian dollars)	NOTE	2017	2016
Net earnings including non-controlling interests for the year		522	137
Other comprehensive income (loss)
Items that may be reclassified subsequently to earnings
Translation adjustments	20
Change in foreign currency translation of foreign subsidiaries		(43)	(33)
Change in foreign currency translation related to net investment hedging activities		33	21
Cash flow hedges	20
Change in fair value of foreign exchange forward contracts		1	—
Change in fair value of commodity derivative financial instruments		1	10
Available-for-sale financial assets	8	(1)	(2)
Share of other comprehensive income of associates	5 and 8	21	—
Recovery of income taxes		(13)	(6)
		(1)	(10)
Items that are reclassified to retained earnings
Actuarial gain (loss) on employee future benefits	16	(13)	11
Provision for (recovery of) income taxes	17	3	(3)
		(10)	8
Other comprehensive loss		(11)	(2)
Comprehensive income including non-controlling interests for the year		511	135
Comprehensive income (loss) attributable to non-controlling interests for the year		18	(4)
Comprehensive income attributable to Shareholders for the year		493	139

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF EQUITY

		For the year ended December 31, 2017
(in millions of Canadian dollars)	NOTE	CAPITAL STOCK	CONTRIBUTED SURPLUS	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE LOSS	TOTAL EQUITY ATTRIBUTABLE TO SHAREHOLDERS	NON- CONTROLLING INTERESTS	TOTAL EQUITY
Balance - Beginning of year		487	16	512	(31)	984	90	1,074
Comprehensive income (loss)
Net earnings		—	—	507	—	507	15	522
Other comprehensive income (loss)		—	—	(10)	(4)	(14)	3	(11)
		—	—	497	(4)	493	18	511
Business combinations	5	—	—	—	—	—	57	57
Dividends		—	—	(15)	—	(15)	—	(15)
Stock options expense		—	1	—	—	1	—	1
Issuance of common share upon exercise of stock options		5	(1)	—	—	4	—	4
Partial disposal of a subsidiary to non-controlling interests		—	—	(1)	—	(1)	1	—
Acquisition of non-controlling interests		—	—	(11)	—	(11)	(15)	(26)
Dividends paid to non-controlling interests		—	—	—	—	—	(5)	(5)
Balance - End of year		492	16	982	(35)	1,455	146	1,601

		For the year ended December 31, 2016
(in millions of Canadian dollars)		CAPITAL STOCK	CONTRIBUTED SURPLUS	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE LOSS	TOTAL EQUITY ATTRIBUTABLE TO SHAREHOLDERS	NON- CONTROLLING INTERESTS	TOTAL EQUITY
Balance - Beginning of year		490	17	387	(27)	867	96	963
Comprehensive income (loss)
Net earnings		—	—	135	—	135	2	137
Other comprehensive income (loss)		—	—	8	(4)	4	(6)	(2)
		—	—	143	(4)	139	(4)	135
Dividends		—	—	(15)	—	(15)	—	(15)
Stock options expense		—	1	—	—	1	—	1
Issuance of common share upon exercise of stock options		2	(1)	—	—	1	—	1
Redemption of common shares		(5)	(1)	(3)	—	(9)	—	(9)
Dividends paid to non-controlling interests and acquisition of non-controlling interests		—	—	—	—	—	(2)	(2)
Balance - End of year		487	16	512	(31)	984	90	1,074

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions of Canadian dollars)	NOTE	2017	2016
Operating activities
Net earnings attributable to Shareholders for the year		507	135
Adjustments for:
Financing expense and interest expense on employee future benefits	25	97	93
Loss on repurchase of long-term debt	14, 25 and 26	14	—
Depreciation and amortization		215	192
Gain on acquisitions, disposals and others	23	(8)	(4)
Impairment charges and restructuring costs	24	11	4
Unrealized gain on derivative financial instruments		(8)	(18)
Foreign exchange gain on long-term debt and financial instruments		(23)	(22)
Provision for (recovery of) income taxes	17	(81)	45
Fair value revaluation gain on investments	5 and 8	(315)	—
Share of results of associates and joint ventures	8	(39)	(32)
Net earnings attributable to non-controlling interests	8	15	2
Net financing expense paid		(99)	(89)
Premium paid on long-term debt repurchase	14	(11)	—
Net income taxes received (paid)		(10)	10
Dividends received	8	12	18
Employee future benefits and others		(17)	(18)
		260	316
Changes in non-cash working capital components	25	(87)	56
		173	372
Investing activities
Investments in associates and joint ventures	8	(17)	(6)
Payments for property, plant and equipment		(193)	(182)
Proceeds from disposals of property, plant and equipment		15	5
Change in intangible and other assets	8	256	14
Cash acquired in (paid for) a business combinations	5	9	(16)
		70	(185)
Financing activities
Bank loans and advances		8	(8)
Change in revolving credit facilities		114	(146)
Repurchase of unsecured senior notes	14, 25 and 26	(257)	—
Increase in other long-term debt		11	40
Payments of other long-term debt		(47)	(47)
Settlement of derivative financial instruments		(12)	3
Issuance of common shares	18	4	1
Redemption of common shares	18	—	(9)
Dividends paid to non-controlling interests and acquisition of non-controlling interests	8	(24)	(1)
Dividends paid to the Corporation’s Shareholders		(15)	(15)
		(218)	(182)
Change in cash and cash equivalents during the year		25	5
Currency translation on cash and cash equivalents		2	(3)
Cash and cash equivalents - Beginning of year		62	60
Cash and cash equivalents - End of year		89	62

The accompanying notes are an integral part of these consolidated financial statements.

SEGMENTED INFORMATION

The Corporation analyzes the performance of its operating segments based on their operating income before depreciation and amortization, which is not a measure of performance under International Financial Reporting Standards (IFRS); however, the chief operating decision-maker (CODM) uses this performance measure to assess the operating performance of each reportable segment. Earnings for each segment are prepared on the same basis as those of the Corporation. Intersegment operations are recorded on the same basis as are sales to third parties, which are at fair market value. The accounting policies of the reportable segments are the same as the Corporation’s accounting policies described in Note 2.

The Corporation's operating segments are reported in a manner consistent with the internal reporting provided to the CODM. The Chief Executive Officer has authority for resource allocation and management of the Corporation's performance, and is therefore the CODM.

The Corporation's operations are managed in four segments: Containerboard, Boxboard Europe, Specialty Products (which constitutes the Corporation's Packaging Products) and Tissue Papers.

	SALES
(in millions of Canadian dollars)	2017	2016
Packaging Products
Containerboard	1,652	1,370
Boxboard Europe	838	796
Specialty Products	703	620
Intersegment sales	(105)	(61)
	3,088	2,725
Tissue Papers	1,268	1,305
Intersegment sales and Corporate Activities	(35)	(29)
	4,321	4,001

	OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION
(in millions of Canadian dollars)	2017	2016
Packaging Products
Containerboard	238	214
Boxboard Europe	67	51
Specialty Products	67	71
	372	336
Tissue Papers	90	139
Corporate	(72)	(62)
Operating income before depreciation and amortization	390	413
Depreciation and amortization	(215)	(192)
Financing expense and interest expense on employee future benefits	(97)	(93)
Loss on repurchase of long-term debt	(14)	—
Foreign exchange gain on long-term debt and financial instruments	23	22
Fair value revaluation gain on investments	315	—
Share of results of associates and joint ventures	39	32
Earnings before income taxes	441	182

	PAYMENTS FOR PROPERTY, PLANT AND EQUIPMENT
(in millions of Canadian dollars)	2017	2016
Packaging Products
Containerboard	65	51
Boxboard Europe	27	26
Specialty Products	32	26
	124	103
Tissue Papers	64	77
Corporate	19	26
Total acquisitions	207	206
Proceeds from disposals of property, plant and equipment	(15)	(5)
Capital lease acquisitions	(11)	(18)
	181	183
Acquisitions for property, plant and equipment included in “Trade and other payables”
Beginning of year	25	19
End of year	(28)	(25)
Payments for property, plant and equipment net of proceeds from disposals	178	177

	TOTAL ASSETS
(in millions of Canadian dollars)	December 31, 2017	December 31, 2016
Packaging Products
Containerboard	1,995	1,285
Boxboard Europe	609	567
Specialty Products	383	336
	2,987	2,188
Tissue Papers	919	922
Corporate	459	400
Intersegment eliminations	(68)	(37)
	4,297	3,473
Investments in associates and joint ventures	78	335
Other investments	7	5
	4,382	3,813

Information by geographic segment is as follows:

For the years ended December 31 (in millions of Canadian dollars)	2017	2016
Sales
Operations located in Canada
Within Canada	1,629	1,511
To the United States	488	505
Other countries	11	14
	2,128	2,030
Operations located in the United States
Within the United States	1,217	1,065
To Canada	73	45
Other countries	1	2
	1,291	1,112
Operations located in Italy
Within Italy	279	241
Other countries	138	140
	417	381
Operations located in other countries
Within Europe	411	399
Other countries	74	79
	485	478
	4,321	4,001

(in millions of Canadian dollars)	December 31, 2017	December 31, 2016
Property, plant and equipment
Canada	840	840
United States	967	512
Italy	183	179
Other countries	114	104
	2,104	1,635

(in millions of Canadian dollars)	December 31, 2017	December 31, 2016
Goodwill, customer relationships and client lists, and other finite and indefinite useful life intangible assets
Canada	449	441
United States	278	71
Italy	13	9
	740	521

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amounts in millions of Canadian dollars, except per common share and option amounts and number of common shares and options)

NOTE 1

GENERAL INFORMATION

Cascades Inc. and its subsidiaries (together “Cascades” or the “Corporation”) produce, convert and market packaging and tissue products composed mainly of recycled fibres. Cascades Inc. is incorporated and domiciled in Québec, Canada. The address of its registered office is 404, Marie-Victorin Boulevard, Kingsey Falls. Its shares are listed on the Toronto Stock Exchange.

The Board of Directors approved the consolidated financial statements on February 28, 2018.

NOTE 2

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The Corporation prepares its financial statements in accordance with Canadian generally accepted accounting principles (GAAP) as set forth in Part I of the Chartered Professional Accountants of Canada (CPA Canada) Handbook – Accounting, which incorporates IFRS as issued by the International Accounting Standards Board. The key accounting policies applied in the preparation of these consolidated financial statements are described below. These policies have been consistently applied to all years presented, unless otherwise stated.

BASIS OF MEASUREMENT

The consolidated financial statements have been prepared under the historical cost convention, except for the revaluation of certain financial assets and liabilities, including derivative instruments, which are measured at fair value.

BASIS OF CONSOLIDATION

These consolidated financial statements include the accounts of the Corporation, which include:

A.	SUBSIDIARIES

Subsidiaries are all entities over which the Corporation has control, where control is defined as the power to direct decisions about relevant activities. The Corporation does not have any interest in a structured entity. The existence and effect of potential voting rights that are exercisable or convertible are considered when assessing whether the Corporation controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Corporation. They are deconsolidated from the date on which control ceases. Accounting policies of subsidiaries have been changed, where necessary, to ensure consistency with the policies adopted by the Corporation. The purchase method of accounting is used to account for the acquisition of subsidiaries by the Corporation. Results of operations are consolidated commencing on the date of acquisition. The purchase consideration is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange. The transaction costs directly attributable to the acquisition are expensed. Identifiable assets acquired, as well as liabilities and contingent liabilities assumed in a business combination, are measured initially at their fair values at the acquisition date, irrespective of the extent of any non-controlling interests. The excess of the purchase consideration over the fair value of the Corporation's share of the identifiable net assets acquired is recorded as goodwill. If the purchase consideration is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the consolidated statement of earnings. Intercompany transactions, balances and unrealized gains on transactions between subsidiaries are eliminated.

The following are the principal subsidiaries of the Corporation:

	PERCENTAGE OWNED (%)	JURISDICTION
Cascades Canada ULC	100	Canada
Cascades USA Inc.	100	Delaware
Greenpac Holding LLC 1	59.7	Delaware
Reno de Medici S.p.A. (RDM)	57.8	Italy

1 For accounting purposes, percentage stands at 82.83% including indirect ownership.See Note 5 for more details.

B.	TRANSACTIONS AND CHANGE IN OWNERSHIP

Acquisitions or disposals of equity interests that do not result in the Corporation obtaining or losing control are treated as equity transactions. When the Corporation obtains or loses control, the revaluation of the previously held interest or the non-controlling interests that results in gains or losses for the Corporation is recognized in the consolidated statement of earnings.

C.	ASSOCIATES

Associates are all entities over which the Corporation has significant influence but not control, generally accompanying a shareholding of between 20% and 50% of the voting rights. Investments in associates are accounted for using the equity method and are initially recognized at cost. The Corporation's investment from associates includes goodwill identified on acquisition, net of any accumulated impairment loss.

Unrealized gains on transactions between the Corporation and its associates are eliminated to the extent of the Corporation's interest in the associates. Accounting policies of associates have been adjusted where necessary to ensure consistency with the policies adopted by the Corporation. Dilution gains and losses arising in investments in associates are recognized in the consolidated statement of earnings.

The Corporation assesses, at each year-end, whether there is any objective evidence that its interest in associates is impaired. If impaired, the carrying value of the Corporation's share of the underlying assets of associates is written down to its estimated recoverable amount (being the higher of fair value less cost of disposal or value in use) and charged to the consolidated statement of earnings.

D.	JOINT VENTURES

A joint venture is an entity in which the Corporation holds a long-term interest and for which it shares joint control over decisions regarding relevant activities. The Corporation reports its interests in joint ventures using the equity method. Accounting policies of joint ventures have been adjusted where necessary to ensure consistency with the policies adopted by the Corporation.

REVENUE RECOGNITION

The Corporation recognizes its sales, which consist of product sales, when it is probable that the economic benefits will flow to the Corporation, the goods are shipped and the significant risks and benefits of ownership are transferred, the amount of revenue can be measured reliably, and collection of the resulting receivable is reasonably assured.

Revenue is measured based on the price specified in the sales contract, net of discounts and estimated returns at the time of sale. Historical experience is used to estimate and provide for discounts and returns. Volume discounts are assessed based on anticipated annual sales.

FINANCIAL INSTRUMENTS AND HEDGING RELATIONSHIPS

Financial assets and financial liabilities are recognized when the Corporation becomes a party to the contractual provisions of the instrument. Financial assets are unrecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Corporation has transferred substantially all risks and rewards of ownership. Financial assets and financial liabilities are offset and the net amount is reported in the consolidated balance sheet when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the asset and settle the liability simultaneously.

CLASSIFICATION

The Corporation classifies its financial instruments in the following categories: at fair value through profit or loss, held to maturity (HTM), loans and receivables, available for sale (AFS) and other liabilities. The classification depends on the purpose for which the financial instruments were acquired or issued. Management determines the classification of its financial assets and financial liabilities at initial recognition. Settlement date accounting is used by the Corporation for all financial assets.

A.	FINANCIAL ASSETS AND LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS

A financial asset or financial liability is classified in this category if it is acquired principally for the purpose of selling or repurchasing in the short term. Derivatives are also included in this category unless they are designated as hedges. Financial instruments in this category are recognized initially and subsequently at fair value. Transaction costs are expensed in the consolidated statement of earnings. Gains and losses arising from changes in fair value are presented in the consolidated statement of earnings in “Loss (gain) on derivative financial instruments” in the period in which they arise. Financial assets and financial liabilities at fair value through profit or loss are classified as current, except for the portion expected to be realized or paid beyond 12 months of the consolidated balance sheet date, which is classified as long-term.

B.	AVAILABLE-FOR-SALE FINANCIAL ASSETS

AFS investments are non-derivative financial assets that are either designated in this category or not classified in any of the other categories. AFS investments are recognized initially at fair value plus transaction costs, and are subsequently carried at fair value. Gains or losses arising from changes in fair value are recognized in the statement of other comprehensive income. AFS investments are classified as long-term, unless the investment matures within 12 months, or Management expects to dispose of them within 12 months.

Interest on AFS investments, calculated using the effective interest method, is recognized in the consolidated statement of earnings as part of financing expense. Dividends on AFS equity instruments are recognized in the consolidated statement of earnings as part of financing expense when the Corporation's right to receive payment is established. When an AFS investment is sold or impaired, the accumulated gains or losses are moved from “Accumulated other comprehensive income” to the consolidated statement of earnings and included in “Loss (gain) on derivative financial instruments”.

C.	LOANS AND RECEIVABLES

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. The Corporation's loans and receivables comprise accounts receivable, notes receivable from business disposals and cash and cash equivalents. Loans and receivables are initially recognized at fair value. Subsequently, loans and receivables are measured at amortized cost using the effective interest method less a provision for impairment.

D.	FINANCIAL LIABILITIES AT AMORTIZED COST

Financial liabilities at amortized cost include bank loans and advances, trade and other payables, and long-term debt. Financial liabilities at amortized cost are initially recognized at the amount required to be paid, less, when material, a discount to reduce the payables to fair value. Subsequently, they are measured at amortized cost using the effective interest method. They are classified as current liabilities if payment is due within 12 months. Otherwise, they are presented as long-term liabilities.

IMPAIRMENT OF FINANCIAL ASSETS

At each report date, the Corporation assesses whether there is objective evidence that a financial asset is impaired. If such evidence exists, the Corporation recognizes an impairment loss, as follows:

i)	Financial assets carried at amortized cost: The impairment loss is the difference between the amortized cost of the loan or receivable and the present value of the estimated future cash flows, discounted using the instrument's original effective interest rate. The carrying amount of the asset is reduced by this amount either directly or indirectly through the use of an allowance account.
ii)	AFS financial assets: The impairment loss is the difference between the original cost of the asset and its permanent fair value decrease at the measurement date, less any impairment losses previously recognized in the consolidated statement of earnings. This amount represents the cumulative loss in “Accumulated other comprehensive income” that is reclassified to net earnings.

Impairment losses on financial assets carried at amortized cost are reversed in subsequent periods if the amount of the loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized. Impairment losses on AFS equity instruments are not reversed.

DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

Derivative financial instruments are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured at their fair value. The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and, if so, the nature of the item being hedged. The Corporation designates certain derivative financial instruments as either:

i)	hedges of the fair value of recognized assets or liabilities or a firm commitment (fair value hedge);
ii)	hedges of a particular risk associated with a recognized asset or liability or a highly probable forecast transaction (cash flow hedge); or
iii)	hedges of a net investment in a foreign operation (net investment hedge).

The Corporation formally documents, at the inception of the transaction, the relationship between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedging transactions. The Corporation also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

The full fair value of a hedging derivative is classified as a long-term asset or liability when the remaining maturity of the hedged item is more than 12 months and as a current asset or liability when the remaining maturity of the hedged item is less than 12 months. Trading derivatives are classified as current assets or liabilities.

A.	FAIR VALUE HEDGE

The periodic change in fair value of the hedging derivative is recorded in net income. The periodic change in the cumulative gain or loss on the hedged item is recorded as an adjustment to its carrying amount on the balance sheet and is also recorded in net income. Hedging ineffectiveness is automatically recorded to net income as the difference between the above amounts recorded in net income. Realized gains and losses on the hedging item, resulting from the difference between the interest payments on the receive leg and the pay leg of the hedging derivative, are recorded on an accrual basis in net income as interest income or expense.

If the hedge no longer meets the criteria for hedge accounting, the adjustment to the carrying amount of a hedged item for which the effective interest method is used is amortized to profit or loss over the period to maturity using a recalculated effective interest rate.

B.	CASH FLOW HEDGE

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in the statement of other comprehensive income. The gain or loss relating to the ineffective portion is recognized immediately in the consolidated statement of earnings.

Amounts accumulated in equity are reclassified to profit or loss in the period when the hedged item affects profit or loss (for example, when the forecast sale that is hedged takes place). The gain or loss relating to the effective portion of interest rate swaps hedging variable rate borrowings is recognized in the consolidated statement of earnings on the same line as the hedged item. The gain or loss relating to the ineffective portion is recognized in the consolidated statement of earnings as part of loss (gain) on derivative financial instruments. However, when the forecasted transaction that is hedged results in the recognition of a non-financial asset (for example, inventory or property, plant and equipment), the gains and losses previously deferred in equity are transferred from equity and included in the initial measurement of the cost of the asset. The deferred amounts are ultimately recognized in Cost of goods sold in the case of inventory or in Depreciation in the case of property, plant and equipment.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognized when the forecast transaction is ultimately recognized in the consolidated statement of earnings. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the consolidated statement of earnings.

C.	NET INVESTMENT HEDGE

Hedges of net investments in foreign operations are accounted for similarly to cash flow hedges. Any gain or loss on the hedging instrument relating to the effective portion of the hedge is recognized in the statement of other comprehensive income. The gain or loss relating to the ineffective portion is recognized immediately in the consolidated statement of earnings. Gains and losses accumulated in equity are included in the consolidated statement of earnings when the foreign operation is partially disposed of or sold.

The Corporation also uses cross-currency interest rate swaps to manage the currency fluctuations risk associated with forecasted cash flows in foreign currency. These cross-currency interest rate swaps are designated as foreign exchange hedge of its net investment in foreign operations. The portion of the gains and losses arising from the translation of those derivatives that are determined to be an effective hedge is recognized in other comprehensive income, counterbalancing gains and losses arising from the translation of the Corporation's net investment in its foreign operations.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash on hand, bank balances and short-term liquid investments with original maturities of three months or less.

ACCOUNTS RECEIVABLE

Accounts receivable are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method, less a provision for doubtful accounts that is based on expected collectability.

INVENTORIES

Inventories of finished goods are valued at the lower of cost, determined by either average production cost or retail method, and net realizable value. Inventories of raw material and supplies are valued at the lower of cost and replacement value, which is the best available measure of their net realizable value. Cost of raw material and supplies is determined using the average cost and first-in, first-out methods respectively. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale.

PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION

Property, plant and equipment are recorded at cost less accumulated depreciation and net impairment losses, including interest incurred during the construction period of qualifying property, plant and equipment. Repairs and maintenance costs are charged to the consolidated statement of earnings during the period in which they are incurred. Residual values, method of depreciation and useful lives of the assets are reviewed annually and adjusted if appropriate.

Depreciation is calculated on a straight-line basis as follows:

Buildings                Between 10 and 33 years

Machinery and equipment        Between 3 and 30 years

Automotive equipment        Between 5 and 10 years

Other property, plant and equipment    Between 3 and 10 years

GRANTS AND INVESTMENT TAX CREDITS

Grants and investment tax credits for property, plant and equipment are accounted for using the cost reduction method and are amortized to earnings as a reduction of depreciation, using the same basis as that used to depreciate the related property, plant and equipment.

BORROWING COSTS

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use, are added to the cost of those assets, until all the activities necessary to prepare the asset for its intended use are complete. All other borrowing costs are recognized in the consolidated statement of earnings in the period in which they are incurred.

INTANGIBLE ASSETS

Intangible assets consist primarily of customer relationships and client lists, application software and favourable leases. They are recorded at cost less accumulated amortization and impairment losses and amortized on a straight-line basis over the estimated useful lives as follows:

Customer relationships and client lists    Between 2 and 20 years

Other finite-life intangible assets    Between 2 and 20 years

Application software    Between 3 and 10 years

Enterprise Resource Planning (ERP)    7 years

Favourable leases    Term of the lease

Expenditure on research activities is recognized as an expense in the period in which it is incurred.

IMPAIRMENT

A.	PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLE ASSETS WITH FINITE USEFUL LIFE

At the end of each reporting period, the Corporation assesses whether there is an indicator that the carrying amount of an asset or a group of assets may be higher than its recoverable amount which is described in section C hereunder. For that purpose, assets are grouped at the lowest levels for which there are separately identifiable cash inflows (cash generating units (CGUs)). If there is any indication that an individual asset may be impaired, the recoverable amount shall be estimated for the individual asset.

When the recoverable amount is lower than the carrying amount, the carrying amount is reduced to the recoverable amount. Impairment losses are recorded immediately in the consolidated statement of earnings in the line item Impairment charges and restructuring costs. Impairment losses are evaluated for potential reversals when events or changes in circumstances warrant such consideration. The revalued carrying value is the lower of the estimated recoverable amount and the carrying amount that would have been determined had no impairment loss been recognized and depreciation had been taken previously on the asset or CGU. A reversal of impairment loss is recorded directly in the consolidated statement of earnings in the line item “Impairment charges and restructuring costs”.

B.	GOODWILL AND OTHER INTANGIBLE ASSETS WITH INDEFINITE USEFUL LIFE

Goodwill and other intangible assets with an indefinite useful life are recognized at cost less any accumulated impairment losses. They have an indefinite useful life due to their permanent nature since they are acquired rights or not subject to wear and tear. They are reviewed for impairment annually on December 31 or when an event or a circumstance occurs and indicates that the value could be permanently impaired. Goodwill is allocated to CGUs for the purpose of impairment testing based on the level at which Management monitors it, which is not higher than an operating segment. The allocation is made to CGUs that are expected to benefit from the business combination in which the goodwill and other intangible assets with an indefinite useful life arose. Impairment loss on goodwill is not reversed.

C.	RECOVERABLE AMOUNTS

A recoverable amount is the higher of fair value less cost of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessment of the time value of money and the risks specific to the asset or CGU. When determining fair value less cost of disposal, the Corporation considers if there is a market price for the asset being evaluated. Otherwise, the Corporation uses the income approach.

LEASES

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases are charged to the consolidated statement of earnings on a straight-line basis over the term of the lease.

The Corporation leases certain property, plant and equipment. Leases of property, plant and equipment for which the Corporation has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the lease's commencement at the lower of the fair value of the leased property or the present value of the minimum lease payments. Property, plant and equipment acquired under a finance lease are depreciated over the shorter of the estimated useful life of the asset or the lease term using the straight-line method. Each lease payment is allocated between the liability and the financing expense so as to achieve a constant rate on the finance balance outstanding. The corresponding rental obligations, net of financing expense, are included in long-term debt.

PROVISIONS FOR CONTINGENCIES AND CHARGES

Provisions for contingencies include mainly legal and other claims. A provision is recognized when the Corporation has a legal or constructive obligation as a result of a past event and it is probable that settlement of the obligation will require a financial payment or cause a financial loss, and a reliable estimate of the amount of the obligation can be made.

If some or all of the expenditure required to settle a provision is expected to be reimbursed by another party, the reimbursement is recorded in the consolidated balance sheet as a separate asset, but only if it is virtually certain that the reimbursement will be received.

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a discount rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to the passage of time is recognized as a financing expense.

ENVIRONMENTAL RESTORATION OBLIGATIONS AND ENVIRONMENTAL COSTS

An obligation to incur restoration and environmental costs arises when environmental disturbance is caused by the development or ongoing production of a plant or landfill site. Such costs arising from the installation of a plant and other site preparation work are provided for and capitalized at the start of each project, or as soon as the obligation to incur such costs arises. Decommissioning costs are recorded at the estimated amount at which the obligation could be settled at the consolidated balance sheet date, and are charged against profit over the life of the operation, through the depreciation of the asset and the unwinding of the discount on the provision. The discount rate is the pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Costs for restoring subsequent site damage which is created on an ongoing basis during production are provided for at their present values and charged against profit as the obligation arises.

Changes in the measurement of a liability relating to the decommissioning of a plant or other site preparation work that result from changes in the estimated timing or amount of the cash flow, or a change in the discount rate, are added to, or deducted from, the cost of the related asset in the current year. If a decrease in the liability exceeds the carrying amount of the asset, the excess is recognized immediately in the consolidated statement of earnings. If the asset value is increased and there is an indication that the revised carrying value is not recoverable, an impairment test is performed in accordance with the accounting policy for impairment testing.

LONG-TERM DEBT

Long-term debt is recognized initially at fair value, net of financing costs incurred. Long-term debt is subsequently carried at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the consolidated statement of earnings over the period of the term of the debt using the effective interest method.

Financing costs paid on establishment of the revolving credit facility are recognized as deferred financing costs and amortized on a straight-line basis over the anticipated period of the credit facility.

EMPLOYEE BENEFITS

The Corporation offers funded and unfunded defined benefit pension plans, defined contribution pension plans and group registered retirement savings plans (RRSPs) that provide retirement benefit payments for most of its employees. The defined benefit pension plans are usually contributory and are based on the number of years of service and, in most cases, the average salaries or compensation at the end of a career. Retirement benefits are not adjusted based on inflation. The Corporation also offers its employees some post-employment benefit plans, such as a retirement allowance, group life insurance and medical and dental plans. However, these benefits, other than pension plans, are not funded. Furthermore, the medical and dental plans upon retirement are being phased out and are no longer offered to the majority of new retirees, and the retirement allowance is not offered to those who do not meet certain criteria.

The liability recognized in the consolidated balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the end of the reporting period less the fair value of plan assets. The defined benefit obligation is calculated at least every three years by independent actuaries using the projected unit credit method, and updated regularly by management for any material transactions and changes in circumstances, including changes in market prices and interest rates up to the end of the reporting period.

As well, when an asset is recorded for a pension plan, its carrying value cannot be greater than the future economic benefit that the Corporation will get from the asset. The future economic benefit includes the suspension of contribution if the pension plan provisions allow for it under the minimum funding requirements. When there is a minimum funding requirement, it can increase the liability recorded. All special contributions legally required to fund a plan deficit are considered. For plans for which an actuarial evaluation is required as at December 31, 2017, a schedule of contributions is estimated to establish the minimum funding requirement. For other plans, we have used contributions from the most recent actuarial report.

Actuarial gains and losses that arise in calculating the present value of the defined benefit obligation and the fair value of plan assets are recorded in the statement of other comprehensive income and recognized immediately in retained earnings without recycling to the consolidated statement of earnings. Past service costs are recognized immediately in the consolidated statement of earnings.

When restructuring a plan results in a curtailment and settlement occurring at the same time, the curtailment is accounted for before the settlement.

Interest costs on pension and other post-employment benefits are recognized in the consolidated statement of earnings as Interest expense on employee future benefits. The measurement date of employee future benefit plans is December 31 of each year. An actuarial evaluation is performed at least every three years. Based on their balances as at December 31, 2017, 87% of the plans were evaluated on December 31, 2016 (18% in 2015).

INCOME TAXES

The Corporation uses the liability method to recognize deferred income taxes. According to this method, deferred income taxes are determined using the difference between the accounting and tax bases of assets and liabilities. Deferred income tax assets and liabilities are measured using enacted or substantively enacted tax rates at the consolidated balance sheet date that are expected to apply when the deferred income taxes are expected to be recovered or settled. Deferred income tax assets are recognized when it is probable that the asset will be realized.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

FOREIGN CURRENCY TRANSLATION

Items included in the financial statements of each of the Corporation's entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The consolidated financial statements are presented in Canadian dollars, which is Cascades' functional currency.

A.	FOREIGN CURRENCY TRANSACTIONS

Transactions denominated in currencies other than the business unit's functional currency are recorded at the rate of exchange prevailing at the transaction date. Monetary assets and liabilities denominated in foreign currencies are translated at the rate of exchange prevailing at the consolidated balance sheet date. Unrealized gains and losses on translation of monetary assets and liabilities are reflected in the consolidated statement of earnings for the year.

B.	FOREIGN OPERATIONS

The assets and liabilities of foreign operations are translated into Canadian dollars at the exchange rate prevailing at the consolidated balance sheet date. Revenues and expenses are translated at the average monthly exchange rate. Translation gains or losses are deferred and included in “Accumulated other comprehensive income”.

SHARE-BASED PAYMENTS

The Corporation uses the fair value method of accounting for stock-based compensation awards granted to officers and key employees. This method consists in recording expenses to earnings based on the vesting period of each tranche of options granted. The fair value of each tranche is calculated based on the Black-Scholes option pricing model. This model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. When stock options are exercised, any considerations paid by employees, as well as the related stock-based compensation, are credited to capital stock.

DIVIDEND DISTRIBUTION

Dividend distribution to the Corporation's Shareholders is recognized as a liability in the consolidated financial statements in the period in which the dividends are approved by the Corporation's Board of Directors.

EARNINGS PER COMMON SHARE

Basic earnings per common share are determined using the weighted average number of common shares outstanding during the period. Diluted earnings per common share are determined by adjusting the weighted average number of common shares outstanding for dilutive instruments, which are primarily stock options, using the treasury stock method to evaluate the dilutive effect of stock options. Under this method, instruments with a dilutive effect, which is when the average market price of a share for the period exceeds the exercise price, are considered to have been exercised at the beginning of the period and the proceeds received are considered to have been used to redeem common shares of the Corporation at the average market price for the period.

NOTE 3

CHANGES IN ACCOUNTING POLICY AND DISCLOSURES

A) NEW IFRS ADOPTED

IAS 7 STATEMENT OF CASH FLOWS

In January 2016, the IASB published amendments to IAS 7 Statement of Cash Flows. The amendments are intended to clarify IAS 7 to improve information provided to users of financial statements about an entity’s financing activities. They are effective for annual periods beginning on or after January 1, 2017. To comply with the new requirements, a reconciliation of total liabilities arising from financing activities has been added to Note 25.

B) RECENT IFRS PRONOUNCEMENTS NOT YET ADOPTED

IFRS 15 REVENUE FROM CONTRACTS WITH CUSTOMERS

In May 2014, the International Accounting Standards Board (IASB) issued IFRS 15 Revenue from Contracts with Customers. IFRS 15 replaces all previous revenue recognition standards, including IAS 18 Revenue, and related interpretations. such as IFRIC 13 Customer Loyalty Programs. The standard sets out the requirements for recognizing revenue. Specifically, the new standard introduces a comprehensive framework with the general principle being that an entity recognizes revenue to depict the transfer of promised goods and services in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard is effective for annual periods beginning on or after January 1, 2018. The standard will not have a significant impact on the timing of the Corporation's revenues since there is typically only one performance obligation per customer contract. The adoption of the standard will, however, have an impact on the contract liabilities classification. which can no longer be presented against accounts receivable. As well, IFRS 15 will require further disclosure, such as a disaggregation of revenues from contracts with customers in categories that depict how the nature, amount, timing and uncertainty of revenues and cash flows are affected by economic factors. To comply with this requirement, the Corporation will segregate its four segments' sales by country on a quarterly basis. The Corporation will apply the new standard retrospectively. Apart from the balance sheet reclassification discussed above, this standard has no material impact on the Corporation's consolidated financial statements.

IFRS 9 FINANCIAL INSTRUMENTS

In July 2014, the IASB released the final version of IFRS 9 Financial Instruments. This standard addresses classification and measurement of financial assets and replaces the multiple category and measurement models for debt instruments in IAS 39 Financial Instruments: Recognition and Measurement, with a new mixed measurement model having only two categories: amortized cost and fair value through profit or loss. IFRS 9 also replaces the models for measuring equity instruments, and such instruments are recognized either at fair value through profit or loss or at fair value through other comprehensive income. Where such equity instruments are measured at fair value through other comprehensive income, dividends are recognized in profit or loss insofar as they do not clearly represent a return on investment; however, other gains and losses (including impairments) associated with such instruments remain in accumulated comprehensive income indefinitely. Requirements for financial liabilities carry forward existing requirements in IAS 39, except that fair value changes due to credit risk for liabilities designated at fair value through profit and loss would generally be recorded in the statement of other comprehensive income. It also includes guidance on hedge accounting. The standard is effective for annual periods beginning on or after January 1, 2018, with earlier application permitted. The new standard will have no material impact on the Corporation's consolidated financial statements.

IFRS 16 LEASES

In January 2016, the IASB released IFRS 16 Leases, which supersedes IAS 17 Leases, and the related interpretations on leases: IFRIC 4 Determining whether an Arrangement Contains a Lease, SIC 15 Operating Leases - Incentives and SIC 27 Evaluating the Substance of Transactions in the Legal Form of a Lease. The standard is effective for annual periods beginning on or after January 1, 2019, with earlier application permitted for companies that also apply IFRS 15 Revenue from Contracts with Customers. The Corporation is currently evaluating the impact of the standard on its consolidated financial statements. The new standard requires lessees to recognize a lease liability reflecting future lease payments and a “right-of-use asset” for virtually all lease contracts, and record it on the balance sheet, except with respect to lease contracts that meet limited exception criteria, such as when the underlying asset is of low value or the maturity of the lease is short term. The Corporation is currently evaluating the impact of the standard on its consolidated financial statements. As at December 31, 2017, operating lease commitments would have translated into an estimated additional lease liability of $70 million.

NOTE 4

CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

CRITICAL ACCOUNTING ESTIMATES AND ASSUMPTIONS

The preparation of financial statements in conformity with IFRS requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities in the financial statements and disclosure of contingencies at the balance sheet date, and the reported amounts of revenues and expenses during the reporting period. On a regular basis and with the information available, Management reviews its estimates, including those related to environmental costs, employee future benefits, collectability of accounts receivable, financial instruments, contingencies, income taxes, useful life and residual value of property, plant and equipment and impairment of property, plant and equipment and intangible assets. Actual results could differ from those estimates. When adjustments become necessary, they are reported in earnings in the period in which they occur.

A. IMPAIRMENT OF LONG-LIVED ASSETS, INTANGIBLE ASSETS AND GOODWILL

In determining the recoverable amount of an asset or a cash generating unit (CGU), the Corporation uses several key assumptions, based on external information on the industry when available, and including estimated production levels, selling prices, volume, raw material costs, foreign exchange rates, growth rates, discounting rates and capital spending.

The Corporation believes its assumptions are reasonable. Based on available information at the assessment date, however, these assumptions involve a high degree of judgment and complexity. Management believes that the following assumptions are the most susceptible to change and therefore could impact the valuation of the assets in the next year.

DESCRIPTION OF SIGNIFICANT IMPAIRMENT TESTING ASSUMPTIONS (see Note 24 of consolidated financial statements)

GROWTH RATES

The assumptions used were based on the Corporation's internal budget. Revenues, operating margins and cash flows were projected for a period of five years, and a perpetual long-term growth rate was applied thereafter. In arriving at its forecasts, the Corporation considers past experience, economic trends such as gross domestic product growth and inflation, as well as industry and market trends.

DISCOUNT RATES

The Corporation assumed a discount rate in order to calculate the present value of its projected cash flows. The discount rate represents a weighted average cost of capital (WACC) for comparable companies operating in similar industries of the applicable CGU, group of CGUs or reportable segment, based on publicly available information.

FOREIGN EXCHANGE RATES

When estimating the fair value less cost of disposal, foreign exchange rates are determined using the financial institution's average forecast for the first two years of forecasting. For the following three years, the Corporation uses the last five years' historical average of the foreign exchange rate. Terminal rate is based on historical data of the last 20 years and adjusted to reflect management's best estimate.

SHIPMENTS

The assumptions used are based on the Corporation's internal budget for the next year and are usually held constant for the forecast period. In arriving at its budgeted shipments, the Corporation considers past experience, economic trends as well as industry and market trends.

Considering the sensitivity of the key assumptions used, there is measurement uncertainty, since adverse changes in one or a combination of the Corporation's key assumptions could cause a significant change in the carrying amounts of these assets.

B. INCOME TAXES

The Corporation is required to estimate the income taxes in each jurisdiction in which it operates. This includes estimating a value for existing tax losses based on the Corporation's assessment of its ability to use them against future taxable income before they expire. If the Corporation's assessment of its ability to use the tax losses proves inaccurate in the future, more or less of the tax losses might be recognized as assets, which would increase or decrease the income tax expense and, consequently, affect the Corporation's results in the relevant year.

C. EMPLOYEE BENEFITS

The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating the terms of the related pension liability.

The cost of pensions and other retirement benefits earned by employees is actuarially determined using the projected benefit method pro-rated on years of service and Management's best estimate of expected plan investment performance, salary escalations, retirement ages of employees and expected health care costs. The accrued benefit obligation is evaluated using the market interest rate at the evaluation date. Due to the long-term nature of these plans, such estimates are subject to significant uncertainty. All assumptions are reviewed annually.

CRITICAL JUDGMENTS IN APPLYING THE CORPORATION'S ACCOUNTING POLICIES

SUBSIDIARIES AND EQUITY ACCOUNTED INVESTMENTS

Significant judgment is applied in assessing whether certain investment structures result in control, joint control or significant influence over the operations of the investment. Management's assessment of control, joint control or significant influence over an investment will determine the accounting treatment for the investment. In 2016, the Corporation had a 59.7% interest in an associate (Greenpac). Greenpac's Shareholders agreement required a majority of 80% for all decision making related to relevant activities. Consequently, the Corporation did not have power over relevant activities of Greenpac and its participation was accounted for as an associate. On April 4, 2017, Cascades and its partners in Greenpac Holding LLC (Greenpac) agreed to modify the equity holders' agreement. These modifications enable Cascades to direct decisions about relevant activities. Therefore, from an accounting standpoint, Cascades now has control over Greenpac, which triggered its deemed acquisition and thus fully consolidates Greenpac since April 4, 2017. Please refer to Notes 5 and 8 of the consolidated financial statements for more details.

NOTE 5

BUSINESS COMBINATIONS

2017

Coyle containerboard converting plants

On November 30, 2017, the Containerboard Packaging segment purchased, from the Coyle family, three converting plants located in Ontario and specialized in the manufacturing of boxes and specialty products. Total consideration was $30 million and consisted of $25 million in cash, a non-cash provision of $1 million as at December 31, 2017, for working capital purchase price adjustment and $4 million of assumed debts. The excess of the consideration paid over the net fair value of the assets acquired resulted in a tax-deductible goodwill of $3 million and has been allocated to Containerboard Packaging segment CGU. The transaction is expected to create synergies since a significant portion of their procurement is realized through our newly acquired Tencorr joint venture, which has a supply agreement with Greenpac.

The $12 million fair value of accounts receivables is equal to gross contractual cash flows, which are all expected to be collected.

The purchase price is preliminary as of December 31, 2017.

Assets acquired and liabilities assumed were as follows:

(in millions of Canadian dollars)		2017
	BUSINESS SEGMENT:	CONTAINERBOARD PACKAGING
	ACQUIRED COMPANY:	Coyle Plants
Fair values of identifiable assets acquired and liabilities assumed:
Accounts receivable		12
Inventories		1
Property, plant and equipment		10
Intangible assets with finite useful life (client list)		7
Goodwill		4
Total assets		34

Trade and other payables		(4)
Current portion of long-term debt		(1)
Long-term debt		(3)
Net assets acquired		26

Cash paid		25
Non-cash provision for working capital purchase price adjustment		1
Total consideration		26

On a stand-alone basis, the acquired business, since the date of acquisition, represents sales amounting to $4 million and the contribution to net earnings attributable to Shareholders is nil. Had the acquisition occurred on January 1, 2017, consolidated sales would have been $4,369 million and consolidated net earnings attributable to Shareholders would have been $506 million. These estimates are based on the assumption that fair value adjustments made as at the acquisition date would have been the same had the acquisition occurred on January 1, 2017.

Greenpac Holding LLC

On April 4, 2017, Cascades and its partners in Greenpac Holding LLC (Greenpac) agreed to modify the equity holders' agreement. These modifications enable Cascades to direct decisions about relevant activities. Therefore, from an accounting standpoint, Cascades now has control over Greenpac, which triggers its deemed acquisition and thus fully consolidates Greenpac starting April 4, 2017.

There is no cash consideration for the acquisition and there is no change of participation of each partner in Greenpac. Consideration transferred for the acquisition was the fair value of Cascades' investment in Greenpac based on the income approach less net liabilities with acquiree, which settled as a result of the transaction. The excess of the consideration over the net fair value of the assets acquired and the liabilities assumed resulted in a non-deductible goodwill of $190 million and has been allocated to the Containerboard Packaging segment CGU. The consolidation enables Cascades to better reflect its presence in the North American containerboard market.

One of the partners in Greenpac has a put option whereby the partner can require other partners or Greenpac itself to repurchase its shares at a price including a predetermined return on its investment. Under IFRS, this option gives the equity participation of this partner the characteristics of liability more than equity. As such, this partner's participation is classified in the current portion of other liabilities at an initial fair value of $85 million at the acquisition date.

For accounting purposes, the Corporation's share of Greenpac stands at 82.83% as at December 31, 2017, (78.3% for the period of April 4 to November 30, 2017) while legal ownership is 59.7%. The Corporation records income taxes on 71.8% of Greenpac's profit before taxes, as it is a flow-through entity for tax purposes (62.5% for the period of April 4 to November 30, 2017). See Note 8 for details.

The change in control provides for the revaluation of the previously held interest to its fair market value. As such, a gain of $156 million was recognized in the consolidated statement of earnings in the second quarter. Also, consequent to the acquisition, our share of accumulated other comprehensive loss components of Greenpac totaling $4 million on and included in Cascades' consolidated balance sheet prior to the acquisition were reclassified to net earnings. These two items are presented in line item “Fair value revaluation gain on investments” in the consolidated statement of earnings.

The Corporation has reversed its deferred income tax liability related to its Greenpac investment and recorded an income tax recovery of $70 million. The investment in Greenpac is considered as the consideration transferred for the Greenpac acquisition and, as a result, is accounted for as a deemed disposal for tax accounting purposes.

Since the date of acquisition, Greenpac has generated sales of $200 million and net earnings of $17 million. Had the acquisition occurred on January 1, 2017, consolidated sales year-to-date would have been $4,392 million while consolidated net earnings attributable to Shareholders would have been approximately the same, since the Corporation was previously recording its share of results in Greenpac. These estimates are based on the assumption that the fair value adjustments that arose on the date of acquisition would have been the same had the acquisition occurred on January 1, 2017.

The $20 million fair value of accounts receivables is equal to gross contractual cash flows, which are all expected to be collected.

The purchase price allocation of Greenpac was finalized during the third quarter of 2017.

Assets acquired and liabilities assumed were as follows:

(in millions of Canadian dollars)		2017
	BUSINESS SEGMENT:	CONTAINERBOARD PACKAGING
	ACQUIRED COMPANY:	Greenpac Holding LLC
Fair values of identifiable assets acquired and liabilities assumed:
Cash and cash equivalents		34
Accounts receivable		20
Inventories		23
Current portion of financial assets		4
Property, plant and equipment		512
Financial assets		16
Intangible assets with finite useful life (client list)		39
Goodwill		190
Total assets		838

Trade and other payables		(39)
Current portion of long-term debt		(15)
Current portion of financial liabilities and other liabilities		(90)
Long-term debt		(238)
Financial liabilities		(4)
Deferred income tax liabilities		(91)
Net assets acquired		361
Non-controlling interests		(57)
		304
Total non-cash consideration
Previously held interest		187
Revaluation gain on previously held interest on April 4, 2017		156
Settlement of net liabilities with acquiree before the transaction		(39)
		304

On November 30, 2017, the Corporation increased its participation in Containerboard Partners (Ontario) Inc. from 23% to 53% through the acquisition of 90 common shares for a cash consideration of US$15 million ($19 million). The transaction increases the Corporation's indirect ownership in Greenpac to 6.4% from 3.6%. Since there are no activities in Containerboard Partners (Ontario) Inc. other than its investment in Greenpac, the transaction is accounted as the acquisition of a non-controlling interest.

2016

Rand-Whitney Newtown Plant

On May 31, 2016, the Containerboard Packaging segment purchased from Rand-Whitney Container LLC its corrugated products plant located in Newtown, Connecticut. A total consideration of $18 million was paid by the Corporation and consisted of $15 million (US$12 million) in cash and certain assets of our corrugated containerboard plant located in Thompson, Connecticut, valued at $3 million. The excess of the consideration paid over the net fair value of the assets acquired resulted in a tax-deductible goodwill of $7 million and has been allocated to Containerboard Packaging segment CGU. This acquisition was concluded to create synergies.

The purchase price was finalized on September 30, 2016.

Assets acquired were as follows:

(in millions of Canadian dollars)		2016
	BUSINESS SEGMENT:	CONTAINERBOARD PACKAGING
	ACQUIRED COMPANY:	Rand-Whitney Newtown Plant
Fair values of identifiable assets acquired:
Property, plant and equipment		10
Client list		1
Goodwill		7
		18

Cash paid		15
Fair market value of assets exchanged		3
Total consideration		18

In addition to the purchase price paid to Rand-Whitney, the Corporation also incurred transaction fees amounting to $1 million.

In 2016, on a stand-alone basis and since the date of acquisition, Newtown generated sales amounting to $35 million and the contribution to net earnings attributable to Shareholders was nil. Had the acquisition occurred on January 1, 2016, consolidated sales would have been $60 million higher and consolidated net earnings attributable to Shareholders would have remained unchanged for the year. These estimates are based on the assumption that fair value adjustments made as at the acquisition date would have been the same had the acquisition occurred on January 1, 2016.

NOTE 6

ACCOUNTS RECEIVABLE

(in millions of Canadian dollars)	NOTE	2017	2016
Accounts receivable - Trade		526	465
Receivables from related parties	28	35	39
Less: provision for doubtful accounts		(7)	(6)
Trade receivables - net		554	498
Provisions for volume rebates		(45)	(35)
Other		54	61
		563	524

As at December 31, 2017, trade receivables of $143 million (December 31, 2016 - $118 million) were past due but not impaired.

The aging of these trade receivables at each reporting date is as follows:

(in millions of Canadian dollars)	2017	2016
Past due 1-30 days	73	69
Past due 31-60 days	30	22
Past due 61-90 days	10	8
Past due 91 days and over	30	19
	143	118

Movements in the Corporation's allowance for doubtful accounts are as follows:

(in millions of Canadian dollars)	2017	2016
Balance at beginning of year	6	12
Provision for doubtful accounts, net of unused beginning balance	2	(3)
Receivables written off during the year as uncollectable	(1)	(3)
Balance at end of year	7	6

The change in the provision for doubtful accounts has been included in “Selling and administrative expenses” in the consolidated statement of earnings.

The maximum exposure to credit risk at the reporting date approximates the carrying value of each class of receivable mentioned above.

NOTE 7

INVENTORIES

(in millions of Canadian dollars)	2017	2016
Finished goods	249	219
Raw material	124	107
Supplies and spare parts	150	134
	523	460

As at December 31, 2017, finished goods, raw material and supplies and spare parts were adjusted to net realizable value (NRV) by $8 million, $1 million and nil, respectively (December 31, 2016 - $7 million, nil, and nil). As at December 31, 2017, the carrying amount of inventory carried at net realizable value consisted of $14 million in finished goods inventory, nil in raw material inventory and nil in supplies and spare parts (December 31, 2016 - $9 million, nil and nil).

The Corporation has sold all the goods that were written down in 2017. No reversal of previously written-down inventory occurred in 2017 or 2016. The cost of raw material and supplies and spare parts included in “Cost of sales” amounted to $1,751 million (2016 - $1,612 million).

NOTE 8

INVESTMENTS IN ASSOCIATES AND JOINT VENTURES

A.	INVESTMENTS IN ASSOCIATES AND JOINT VENTURES ARE DETAILED AS FOLLOWS:

(in millions of Canadian dollars)	2017	2016
Investments in associates	16	281
Investments in joint ventures	62	54
	78	335

Investments in associates and joint ventures as at December 31, 2017, include goodwill of $3 million (December 31, 2016 - $28 million).

B.	INVESTMENTS IN ASSOCIATES

The following were the principal associates of the Corporation:

Boralex

On January 18, 2017, Boralex issued common shares to partly finance the acquisition of the interest of Enercon Canada Inc. in the Niagara Region Wind Farm. As a result, the Corporation's participation in Boralex decreased to 17.37%, which resulted in a dilution gain of $15 million and is included in line item “Share of results of associates and joint ventures” in the consolidated statement of earnings.

On March 10, 2017, Boralex announced the appointment of a new Chairman of the Board. This change in the Board composition combined with the decrease of its participation discussed above triggered the loss of significant influence of the Corporation over Boralex. Since March 10, 2017, the investment in Boralex was no longer classified as an associate and is considered as an available-for-sale financial asset. Consequently, the Corporation's investment in Boralex was re-evaluated at fair value on March 10, 2017, and a gain of $155 million was recorded. At the same time, accumulated other comprehensive loss components of Boralex totaling $10 million and included in our consolidated balance sheet were reclassified to net earnings. These two items are presented in line item “Fair value revaluation of investment” in the consolidated statement of earnings. Subsequent fair value revaluation of this investment is recorded in ”Accumulated other comprehensive income”.

On July 27, 2017, Cascades announced the sale of all of its shares in Boralex to the Caisse de Dépôt et Placement du Québec for an amount of $288 million. The increase in fair value of $18 million from March 10 to July 27, 2017, recorded in “Accumulated other comprehensive income” materialized, and the Corporation recorded a gain of $18 million in the third quarter in line item “Fair value revaluation gain on investments” in the consolidated statement of earnings. The Corporation also received $2 million of dividends while Boralex was considered an available-for-sale financial assets.

Greenpac Holding LLC

On April 4, 2017, the Corporation gained control over its associates Greenpac, which triggered its acquisition for accounting purposes. See Note 5 for more details.

On March 21, 2017, the Corporation acquired 23% of Containerboard Partners (Ontario) Inc. for a consideration of US$12 million ($16 million). This company is a member of Greenpac Holding LLC, of which it owns 12.1%. On November 30, 2017, the Corporation acquired an additional 30% of Containerboard Partners (Ontario) for a consideration of $19 million. These transactions add an indirect participation of 6.4% in Greenpac Holding LLC, bringing total legal ownership to 66.1%. However, in line with the deemed acquisition of Greenpac discussed above, the portion of our Containerboard Partners (Ontario) share of results pertaining to Greenpac is reversed for consolidation purposes.

On May 6, 2016, the Corporation announced that its then associate company Greenpac, located in Niagara Falls, NY, successfully refinanced its debt. The debt package included a term loan and a revolving credit facility. The five-year agreement allows the mill to reduce its financing costs by approximately 225 basis points, increasing its flexibility to successfully address future market fluctuations.

The Corporation's financial information from its principal associates (100%), and translated in millions of Canadian dollars if required, is as follows:

	2017		2016
(in millions of Canadian dollars)	BORALEX INC. (results up to March 10, 2017)	GREENPAC HOLDING LLC (results up to April 4, 2017)	BORALEX INC.	GREENPAC HOLDING LLC
Condensed balance sheet
Cash and cash equivalents	N/A	N/A	100	28
Current assets (other than cash and cash equivalents and current financial assets)	N/A	N/A	288	103
Current financial assets	N/A	N/A	1	1
Long-term assets (other than long-term financial assets)	N/A	N/A	2,311	513
Long-term financial assets	N/A	N/A	2	11
Current liabilities (other than current financial liabilities)	N/A	N/A	131	41
Current financial liabilities	N/A	N/A	321	19
Long-term liabilities (other than long-term financial liabilities)	N/A	N/A	131	—
Long-term financial liabilities	N/A	N/A	1,605	251

Condensed statements of earnings
Sales	96	99	299	340
Depreciation and amortization	31	7	116	28
Financing expense	19	3	76	27
Provision for (recovery of) income taxes	6	—	(9)	—
Net earnings	13	9	2	22

Other comprehensive income (loss)
Translation adjustment	1	—	(12)	—
Cash flow hedges	(1)	1	—	4
	—	1	(12)	4
Total comprehensive income (loss)	13	10	(10)	26

Condensed cash flow
Dividends received from associates	2	—	7	—

Investment in Boralex Inc. had a fair value of $252 million as at December 31, 2016.

C.	INVESTMENT IN JOINT VENTURES

The following are the principal joint ventures of the Corporation and the Corporation's percentage of equity owned:

	PERCENTAGE EQUITY OWNED (%)	PRINCIPAL ESTABLISHMENT
Cascades Sonoco US Inc.1	50	Birmingham, Alabama and Tacoma, Washington, United States
Cascades Sonoco inc.1	50	Kingsey Falls and Berthierville, Québec, Canada
Maritime Paper Products Limited Partnership (MPPLP) 2	40	Dartmouth, Nova Scotia, Canada
Tencorr Holdings Corporation 3	33.3	Brampton, Ontario, Canada

1 Joint ventures producing specialty paper packaging products such as headers, rolls and wrappers.

2 MPPLP is a Canadian corporation converting containerboard.

3 Tencorr Holdings Corporation operates as a supplier of corrugated sheet stock.

Tencorr Holdings Corporation

On November 30, 2017, the Corporation acquired 33.3% of the outstanding shares of Tencorr Holdings Corporation (Tencorr), a corrugated sheets manufacturer, for a consideration of $5 million, of which $3 million is payable as at December 31, 2017. Tencorr is classified as a joint venture, and accordingly our share of results is recorded using the equity method.

The Corporation's joint ventures information (100%), translated in millions of Canadian dollar if required, is as follows:

	2017
(in millions of Canadian dollars)	CASCADES SONOCO US INC.	CASCADES SONOCO INC.	MARITIME PAPER PRODUCTS LIMITED PARTNERSHIP	TENCORR HOLDINGS CORPORATION
Condensed balance sheet
Current assets (other than cash and cash equivalents and current financial assets)	30	28	25	20
Long-term assets (other than long-term financial assets)	31	17	28	12
Current liabilities (other than current financial liabilities)	10	6	4	14
Current financial liabilities	2	1	1	5
Long-term liabilities (other than long-term financial liabilities)	4	3	—	—
Long-term financial liabilities	14	3	4	1

Condensed statement of earnings
Sales	119	96	102	111
Depreciation and amortization	2	2	2	2
Financing expense	1	—	—	—
Provision for income taxes	1	1	—	—
Net earnings	8	4	7	1

Other comprehensive income (loss)
Translation adjustment	(2)	—	—	—
Total comprehensive income	6	4	7	1

Condensed cash flow
Dividends received from joint ventures	4	1	1	—

	2016
(in millions of Canadian dollars)	CASCADES SONOCO US INC.	CASCADES SONOCO INC.	MARITIME PAPER PRODUCTS LIMITED PARTNERSHIP
Condensed balance sheet
Cash and cash equivalents	5	3	3
Current assets (other than cash and cash equivalents and current financial assets)	26	23	20
Long-term assets (other than long-term financial assets)	16	18	28
Current liabilities (other than current financial liabilities)	9	9	6
Current financial liabilities	1	—	1
Long-term liabilities (other than long-term financial liabilities)	4	3	—
Long-term financial liabilities	1	1	5

Condensed statement of earnings
Sales	119	88	96
Depreciation and amortization	2	2	2
Financing expense	1	—	1
Provision for income taxes	4	2	—
Net earnings	9	6	8

Other comprehensive income (loss)
Translation adjustment	(1)	—	—
Total comprehensive income	8	6	8

Condensed cash flow
Dividends received from joint ventures	4	4	—

There are no contingent liabilities relating to the Corporation's interest in the joint ventures, and no contingent liabilities of the ventures themselves.

D.	SUBSIDIARIES WITH NON-CONTROLLING INTERESTS

The Corporation's information for its subsidiaries with significant non-controlling interests is as follows:

	2017		2016
(in millions of Canadian dollars, unless otherwise noted)	RENO DE MEDICI S.p.A.	GREENPAC HOLDING LLC (since April 4, 2017)	RENO DE MEDICI S.p.A.
Principal establishment	Milan, Italy	New York, United States	Milan, Italy
Percentage of shares held by non-controlling interests (accounting basis)	42.18%	17.17%	42.30%
Net earnings attributable to non-controlling interests	9	5	2
Non-controlling interests accumulated at the end of the year	105	42	90
Dividends paid to non-controlling interests	1	4	1

Condensed balance sheet
Cash and cash equivalents	29	38	41
Current assets (other than cash and cash equivalents and current financial assets)	254	100	231
Current financial assets	—	3	—
Long-term assets (other than long-term financial assets)	335	568	299
Long-term financial assets	—	14	—
Current liabilities (other than current financial liabilities)	195	31	178
Current financial liabilities	30	106	23
Long-term liabilities (other than long-term financial liabilities)	72	—	68
Long-term financial liabilities	67	209	82

Condensed statement of earnings
Sales	838	278	702
Depreciation and amortization	33	22	32
Provision for income taxes	9	—	5
Net earnings	21	21	5

Condensed cash flow
Cash flows from operating activities	49	39	56
Cash flows used from investing activities	(48)	(3)	(39)
Cash flows used for financing activities	(17)	(30)	(9)

E.	NON-SIGNIFICANT ASSOCIATES AND JOINT VENTURES

The carrying value of investments in associates and joint ventures that are not significant for the Corporation is as follows:

(in millions of Canadian dollars)	2017	2016
Non-significant associates	16	17
Non-significant joint ventures	16	14
	32	31

The shares of results of non-significant associates and joint ventures for the Corporation are as follows:

(in millions of Canadian dollars)	2017	2016
Non-significant associates	1	2
Non-significant joint ventures	3	4
	4	6

The Corporation received dividends of $2 million from these associates and joint ventures as at December 31, 2017 (December 31, 2016 - $3 million).

NOTE 9

PROPERTY, PLANT AND EQUIPMENT

(in millions of Canadian dollars)	NOTE	LAND	BUILDINGS	MACHINERY AND EQUIPMENT	AUTOMOTIVE EQUIPMENT	OTHERS	TOTAL
As at January 1, 2016
Cost		113	717	2,675	104	289	3,898
Accumulated depreciation and impairment		2	351	1,722	67	131	2,273
Net book amount		111	366	953	37	158	1,625
Year ended December 31, 2016
Opening net book amount		111	366	953	37	158	1,625
Additions		—	5	45	25	131	206
Disposals		(1)	—	(1)	—	(3)	(5)
Depreciation		—	(28)	(116)	(13)	(13)	(170)
Business combination, net of assets transferred	5	1	7	—	—	—	8
Reversal of impairment (charges)	24	—	2	(3)	—	(2)	(3)
Others		1	39	55	6	(98)	3
Exchange differences		(2)	(4)	(22)	—	(1)	(29)
Closing net book amount		110	387	911	55	172	1,635
As at December 31, 2016
Cost		110	740	2,553	126	299	3,828
Accumulated depreciation and impairment		—	353	1,642	71	127	2,193
Net book amount		110	387	911	55	172	1,635
Year ended December 31, 2017
Opening net book amount		110	387	911	55	172	1,635
Additions		11	6	24	18	148	207
Disposals		(3)	(2)	(1)	(1)	(1)	(8)
Depreciation		—	(31)	(132)	(15)	(11)	(189)
Business combinations	5	7	90	397	1	27	522
Assets held for sale	29	(1)	(8)	—	—	(4)	(13)
Impairment charges	24	—	—	—	—	(2)	(2)
Others		(1)	48	84	1	(133)	(1)
Exchange differences		1	(11)	(29)	(1)	(7)	(47)
Closing net book amount		124	479	1,254	58	189	2,104
As at December 31, 2017
Cost		124	824	2,966	140	311	4,365
Accumulated depreciation and impairment		—	345	1,712	82	122	2,261
Net book amount		124	479	1,254	58	189	2,104

Other property, plant and equipment include buildings and machinery and equipment in the process of construction or installation with a book value of $81 million (December 31, 2016 - $90 million) and deposits on purchases of machinery and equipment amounting to $18 million (December 31, 2016 - $7 million). The carrying value of finance-lease assets is $31 million (December 31, 2016 - $24 million).

In 2017, $2 million (2016 - $2 million) of interest incurred on qualifying assets was capitalized. The weighted average capitalization rate on funds borrowed in 2017 was 5.56% (2016 - 5.56%).

NOTE 10

GOODWILL AND OTHER INTANGIBLE ASSETS WITH FINITE AND INDEFINITE USEFUL LIFE

(in millions of Canadian dollars)	NOTE	APPLICATION SOFTWARE AND ERP	CUSTOMER RELATIONSHIPS AND CLIENT LISTS	OTHER INTANGIBLE ASSETS WITH FINITE USEFUL LIFE	TOTAL INTANGIBLE ASSETS WITH FINITE USEFUL LIFE	GOODWILL	OTHER INTANGIBLE ASSETS WITH INDEFINITE USEFUL LIFE	TOTAL INTANGIBLE ASSETS WITH INDEFINITE USEFUL LIFE
As at January 1, 2016
Cost		110	170	35	315	343	8	351
Accumulated amortization and impairment		34	78	29	141	4	1	5
Net book amount		76	92	6	174	339	7	346
Year ended December 31, 2016
Opening net book amount		76	92	6	174	339	7	346
Additions		17	—	—	17	—	—	—
Business combinations	5	—	1	—	1	7	—	7
Amortization		(10)	(9)	(3)	(22)	—	—	—
Others		—	—	1	1	—	(1)	(1)
Exchange differences		—	—	—	—	(2)	—	(2)
Closing net book amount		83	84	4	171	344	6	350
As at December 31, 2016
Cost		126	171	35	332	349	7	356
Accumulated amortization and impairment		43	87	31	161	5	1	6
Net book amount		83	84	4	171	344	6	350
Year ended December 31, 2017
Opening net book amount		83	84	4	171	344	6	350
Additions		24	—	—	24	—	—	—
Business combinations	5	—	46	—	46	194	—	194
Amortization		(13)	(11)	(2)	(26)	—	—	—
Exchange differences		—	(3)	—	(3)	(17)	1	(16)
Closing net book amount		94	116	2	212	521	7	528
As at December 31, 2017
Cost		150	208	32	390	523	7	530
Accumulated amortization and impairment		56	92	30	178	2	—	2
Net book amount		94	116	2	212	521	7	528

NOTE 11

OTHER ASSETS

(in millions of Canadian dollars)	NOTE	2017	2016
Notes receivable from business disposals		6	9
Other investments		7	5
Other assets		30	27
Employee future benefits	16	37	46
		80	87
Less: Current portion, included in accounts receivables		(6)	(15)
		74	72

Other assets include deferred revenue for the supervision of Greenpac Mill totaling $12 million as at December 31, 2016 and nil at the end of 2017. The Corporation did receive $1 million before the acquisition of Greenpac described in Note 5, while the balance of $11 million was written off since expected future cash flows related to this asset will not materialize on a consolidated basis following the Greenpac acquisition.

In December 2017, the Corporation deposited €10 million ($15 million) for the acquisition of PAC Service S.p.A in the Boxboard Europe segment. See Note 29 for more details.

NOTE 12

TRADE AND OTHER PAYABLES

(in millions of Canadian dollars)	NOTE	2017	2016
Trade payables		488	472
Payables to related parties	28	7	44
Accrued expenses		143	145
		638	661

NOTE 13

PROVISIONS FOR CONTINGENCIES AND CHARGES

(in millions of Canadian dollars)	ENVIRONMENTAL RESTORATION OBLIGATIONS	ENVIRONMENTAL COSTS	LEGAL CLAIMS	SEVERANCES	ONEROUS CONTRACT	OTHERS	TOTAL PROVISIONS
As at January 1, 2016	9	14	3	2	5	6	39
Additional provision	—	5	1	7	3	4	20
Reversal of provision	—	(1)	—	—	(1)	—	(2)
Payments	(3)	(2)	(1)	(6)	(1)	(3)	(16)
Revaluation	2	—	—	—	—	—	2
As at December 31, 2016	8	16	3	3	6	7	43
Additional provision	(1)	—	2	5	—	2	8
Payments	—	—	(1)	(5)	(3)	(2)	(11)
Others	—	—	—	—	—	3	3
As at December 31, 2017	7	16	4	3	3	10	43

Analysis of total provisions:

(in millions of Canadian dollars)	2017	2016
Long-term	36	34
Current	7	9
	43	43

ENVIRONMENTAL RESTORATION

The Corporation uses some landfill sites. A provision has been recognized at fair value for the costs to be incurred for the restoration of these sites.

ENVIRONMENTAL COSTS

An environmental provision is recorded when the Corporation has an obligation caused by its ongoing or abandoned operations.

LEGAL CLAIMS

In the normal course of operations, the Corporation is party to various legal actions and contingencies related to contract disputes and labour issues.

In the normal course of operations, the Corporation is party to various legal actions and contingencies, mostly related to contract disputes, environmental and product warranty claims, and labour issues. While the final outcome with respect to legal actions outstanding or pending as at December 31, 2017, cannot be predicted with certainty, it is Management's opinion that the outcome will not have a material adverse effect on the Corporation's consolidated financial position, the results of its operations or its cash flows.

The Corporation is currently working with representatives of the Ontario Ministry of the Environment (MOE) - Northern Region and Environment Canada - Great Lakes Sustainability Fund in Toronto, regarding its potential responsibility for an environmental impact identified at its former Thunder Bay facility. Both authorities have requested that the Corporation look into a site management plan relating to the sediment quality adjacent to Thunder Bay's lagoon. Several meetings have been held during the past years with the MOE and Environment Canada, and a management plan based on sediment dredging has been proposed by a third party consultant. Both governments are looking at this proposal with stakeholders to agree on this remediation action plan that would likely be implemented in the coming years.

The Corporation is also in discussions with representatives of the MOE, regarding its potential responsibility for an environmental impact identified at Thunder Bay. This facility was sold to Thunder Bay Fine Papers Inc. (Fine Papers) in 2007. Fine Papers has since sold the facility to Superior Fine Papers Inc. (Superior). The MOE has requested that the Corporation, together with the former owner Fine Papers and the current owner Superior, submit a closure plan for the Waste Disposal Site and a decommissioning plan for the closure and long-term monitoring for the Sewage Works (the Plans). Although the Corporation recognizes that, where as a result of past events, there may be an outflow of resources embodying future economic benefits in settlement of a possible obligation, it is not possible at this time to estimate the Corporation's obligation, since Superior has not submitted all of the Plans and related costs to allow the Corporation to perform an evaluation, nor does the Corporation have access to the site. Moreover, the Corporation is unable to ascertain the value of the assets remaining on its former site that may be available to fund this potential obligation. The Corporation is pursuing all available legal remedies to resolve the situation. In any event, Management does not consider the Corporation's potential obligation to be material.

The Corporation has recorded an environmental reserve to address its estimated exposure for these matters.

NOTE 14

LONG-TERM DEBT

(in millions of Canadian dollars)	NOTE	MATURITY	2017	2016
Revolving credit facility, weighted average interest rate of 3.39% as at December 31, 2017, consists of $5 million and US$151 million (December 31, 2016 - $(19) million; US$82 million and €(1) million)	14(b)	2021	195	90
5.50% Unsecured senior notes of $250 million		2021	250	250
5.50% Unsecured senior notes of US$400 million (December 31,2016 - US$550 million)	14(a)	2022	503	738
5.75% Unsecured senior notes of US$200 million (December 31, 2016 - US$250 million)	14(a)	2023	252	336
Other debts of subsidiaries			66	62
Other debts without recourse to the Corporation			320	105
			1,586	1,581
Less: Unamortized financing costs			10	15
Total long-term debt			1,576	1,566
Less:
Current portion of debts of subsidiaries			14	13
Current portion of debts without recourse to the Corporation			45	23
			59	36
			1,517	1,530

a.	On December 12, 2017, the Corporation repurchased US$150 million of its 5.50% unsecured senior notes due in 2022 for an amount of US$156 million ($201 million) and US$50 million of its 5.75% unsecured senior notes due in 2023 for an amount of US$52 million ($67 million), including premiums of US$6 million ($8 million) and US$2 million ($3 million). The Corporation also wrote off $3 million of unamortized financing costs related to these notes.

b.	On June 1, 2017, the Corporation entered into an agreement with its lenders to extend and amend its existing $750 million credit facility. The amendment extends the term of the facility to July 2021. The financial conditions remain essentially unchanged.

c.	As at December 31, 2017, accounts receivable and inventories totaling approximately $748 million (December 31, 2016 - $715 million) as well as property, plant and equipment totaling approximately $237 million (December 31, 2016 - $250 million) were pledged as collateral for the Corporation's revolving credit facility.

d.	As a result of the Greenpac acquisition described in Note 5, current portion of long-term debt and long-term debt increased by respectively $15 million and $235 million on April, 4, 2017 (net of $3 million settlement of intercompany debt with Cascades prior to the transaction).

e.	The Corporation has finance leases for various items of property, plant and equipment. Renewals and purchase options are specific to the entity that holds the lease. Lease liabilities are effectively secured as the rights to the leased asset revert to the lessor in the event of default.

Future minimum lease payments under finance leases together with the present value of the net minimum lease payments are as follows:

	2017		2016
(in millions of Canadian dollars)	MINIMUM PAYMENTS	PRESENT VALUE OF PAYMENTS	MINIMUM PAYMENTS	PRESENT VALUE OF PAYMENTS
Within one year	11	9	8	7
Later than one year but no later than five years	22	18	19	15
More than five years	6	6	7	6
Total minimum lease payments	39	33	34	28
Less: amounts representing finance charges	6	—	6	—
Present value of minimum lease payments	33	33	28	28

NOTE 15

OTHER LIABILITIES

(in millions of Canadian dollars)	NOTE	2017	2016
Employee future benefits	16	174	174
Greenpac equity holder put option (see Note 5 for more details)		80	—
Other		6	8
		260	182
Less: Current portion		(82)	(4)
		178	178

NOTE 16

EMPLOYEE FUTURE BENEFITS

The Corporation operates various post-employment plans, including both defined benefit and defined contribution pension plans and post-employment benefit plans, such as retirement allowance, group life insurance and medical and dental plans. The table below outlines where the Corporation’s post-employment amounts and activity are included in the consolidated financial statements.

(in millions of Canadian dollars)	NOTE	2017	2016
Consolidated balance sheet obligations for
Defined pension benefits	16(a)	36	22
Post-employment benefits other than defined benefit pension plans	16(b)	101	106
Net long-term liabilities on consolidated balance sheet		137	128

Income statement charge for
Defined pension benefits		7	7
Defined contribution benefits		21	20
Post-employment benefits other than defined benefit pension plans		4	5
		32	32
Remeasurements for
Defined pension benefits	16(a)	14	(13)
Post-employment benefits other than defined benefit pension plans	16(b)	(1)	2
		13	(11)

A.	DEFINED BENEFIT PENSION PLANS

The Corporation offers funded and unfunded defined benefit pension plans, defined contribution pension plans and group RRSPs that provide retirement benefit payments for most of its employees. The defined benefit pension plans are usually contributory and are based on the number of years of service and, in most cases, the average salaries or compensation at the end of a career. Retirement benefits are not partially adjusted based on inflation.

The majority of benefit payments are payable from trustee administered funds; however, for the unfunded plans, the Corporation meets the benefit payment obligation as it falls due. Plan assets held in trusts are governed by local regulations and practices in each country. Responsibility for governance of the plans - overseeing all aspects of the plans including investment decisions and contribution schedules - lies with the Corporation. The Corporation has established Investment Committees to assist in the management of the plans and has also appointed experienced, independent professional experts such as investments managers, investment consultants, actuaries and custodians.

The movement in the net defined benefit obligation and fair value of plan assets of pension plans over the year is as follows:

(in millions of Canadian dollars)	PRESENT VALUE OF OBLIGATION	FAIR VALUE OF PLAN ASSETS	TOTAL	IMPACT OF MINIMUM FUNDING REQUIREMENT (ASSET CEILING)	TOTAL
As at January 1, 2016	484	(454)	30	6	36
Current service cost	5	—	5	—	5
Interest expense (income)	18	(16)	2	—	2
Impact on profit or loss	23	(16)	7	—	7
Remeasurements
Return on plan assets, excluding amounts included in interest expense (income)	—	(9)	(9)	—	(9)
Loss from change in financial assumptions	11	—	11	—	11
Experience gains	(9)	—	(9)	—	(9)
Change in asset ceiling, excluding amounts included in interest expense	—	—	—	(6)	(6)
Impact of remeasurements on other comprehensive income	2	(9)	(7)	(6)	(13)
Exchange differences	(1)	—	(1)	—	(1)
Contributions
Employers	—	(7)	(7)	—	(7)
Plan participants	2	(2)	—	—	—
Benefit payments	(28)	28	—	—	—
As at December 31, 2016	482	(460)	22	—	22
Current service cost	5	—	5	—	5
Interest expense (income)	17	(15)	2	—	2
Impact on profit or loss	22	(15)	7	—	7
Remeasurements
Return on plan assets, excluding amounts included in interest expense (income)	—	(14)	(14)	—	(14)
Loss from change in demographic assumptions	2	—	2	—	2
Loss from change in financial assumptions	14	—	14	—	14
Experience loss	12	—	12	—	12
Impact of remeasurements on other comprehensive income	28	(14)	14	—	14
Exchange differences	1	—	1	—	1
Contributions
Employers	—	(8)	(8)	—	(8)
Plan participants	2	(2)	—	—	—
Benefit payments	(27)	27	—	—	—
As at December 31, 2017	508	(472)	36	—	36

The defined benefit obligation and plan assets are composed by country and by sector as follows:

	2017
(in millions of Canadian dollars)	CANADA	UNITED STATES	EUROPE	TOTAL
Present value of funded obligations	433	10	—	443
Fair value of plan assets	466	6	—	472
Deficit (surplus) of funded plans	(33)	4	—	(29)
Present value of unfunded obligations	37	—	28	65
Liabilities on consolidated balance sheet	4	4	28	36

	2017
(in millions of Canadian dollars)	CONTAINERBOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	TISSUE PAPERS	CORPORATE	TOTAL
Present value of funded obligations	405	—	—	37	1	443
Fair value of plan assets	437	—	—	34	1	472
Deficit (surplus) of funded plans	(32)	—	—	3	—	(29)
Present value of unfunded obligations	8	28	2	2	25	65
Liabilities (assets) on consolidated balance sheet	(24)	28	2	5	25	36

	2016
(in millions of Canadian dollars)	CANADA	UNITED STATES	EUROPE	TOTAL
Present value of funded obligations	411	10	—	421
Fair value of plan assets	454	6	—	460
Deficit (surplus) of funded plans	(43)	4	—	(39)
Present value of unfunded obligations	37	—	24	61
Liabilities (assets) on consolidated balance sheet	(6)	4	24	22

	2016
(in millions of Canadian dollars)	CONTAINERBOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	TISSUE PAPERS	CORPORATE	TOTAL
Present value of funded obligations	385	—	—	35	1	421
Fair value of plan assets	427	—	—	32	1	460
Deficit (surplus) of funded plans	(42)	—	—	3	—	(39)
Present value of unfunded obligations	8	24	2	2	25	61
Liabilities (assets) on consolidated balance sheet	(34)	24	2	5	25	22

The significant actuarial assumptions are as follows:

	2017			2016
	CANADA	UNITED STATES	EUROPE	CANADA	UNITED STATES	EUROPE
Discount rate obligation (ending period)	3.40%	3.31%	1.60%	3.70%	3.73%	1.90%
Discount rate obligation (beginning period)	3.70%	3.73%	1.90%	3.90%	3.90%	2.10%
Discount rate (current service cost)	3.50%	3.73%	1.90%	3.90%	3.90%	2.10%
Salary growth rate	Between 2.00% and 2.75%	N/A	N/A	Between 1.75% and 3.00%	N/A	N/A
Inflation rate	2.25%	N/A	1.75%	Between 2.25% and 2.50%	N/A	1.75%

Assumptions regarding future mortality are set based on actuarial advice in accordance with published statistics and experience in each territory. For Canadian pension plans, which represent 93% of all pension plans, these assumptions translate into an average life expectancy in years for a pensioner retiring at age 65:

	2017	2016
Retiring at the end of the year
Male	21.7	21.6
Female	24.1	24.1
Retiring 20 years after the end of the reporting year
Male	22.8	22.7
Female	25.1	25

The sensitivity of the Canadian defined benefit obligation to changes in assumptions is set out below. The effects on each plan of a change in an assumption are weighted proportionately to the total plan obligations to determine the total impact for each assumption presented.

	IMPACT ON DEFINED BENEFIT OBLIGATION
	CHANGE IN ASSUMPTION	INCREASE IN ASSUMPTION	DECREASE IN ASSUMPTION
Discount rate	0.25%	(2.90)%	3.10%
Salary growth rate	0.25%	0.40%	(0.30)%

		INCREASE / DECREASE BY 1 YEAR IN ASSUMPTION
Life expectancy		3.00%

Plan assets, which are funding the Corporation’s defined pension plans, are comprised as follows:

	2017
(in millions of Canadian dollars)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL	%
Cash and short-term investments	5	—	—	5	1.1%

Bonds
Canadian bonds	92	81	—	173	36.7%

Shares
Canadian shares	34	—	—	34
Foreign shares	6	—	—	6
				40	8.5%
Mutual funds
Foreign bond mutual funds	—	6	—	6
Canadian equity mutual funds	7	1	—	8
Foreign equity mutual funds	—	54	—	54
Alternative investments funds	—	22	—	22
				90	19.1%
Other
Insured annuities	—	164	—	164
				164	34.6%
	144	328	—	472

	2016
(in millions of Canadian dollars)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL	%
Cash and short-term investments	9	—	—	9	2.0%

Bonds
Canadian bonds	47	67	—	114	24.8%

Shares
Canadian shares	71	—	—	71
Foreign shares	14	—	—	14
				85	18.5%
Mutual funds
Foreign bond mutual funds	—	2	—	2
Canadian equity mutual funds	16	3	—	19
Foreign equity mutual funds	—	109	—	109
Alternative investments funds	—	21	—	21
				151	32.8%
Other
Insured annuities	—	94	—	94
Derivatives contract, net	7	—	—	7
				101	21.9%
	164	296	—	460

The plan assets include shares of the Corporation for an amount of less than $1 million. These shares were bought by one of the asset managers. Annual benefit annuities of an approximate value of $164 million are pledged by insurance contracts.

B.	POST-EMPLOYMENT BENEFITS OTHER THAN DEFINED BENEFIT PENSION PLANS

The Corporation also offers its employees some post-employment benefit plans, such as retirement allowance, group life insurance and medical and dental plans. However, these benefits, other than pension plans, are not funded. Furthermore, the medical and dental plans upon retirement are being phased out and are no longer offered to the majority of new retirees, and the retirement allowance is not offered to the majority of employees hired after 2002.

The amounts recognized in the consolidated balance sheet composed by country and by sector are determined as follows:

	2017
(in millions of Canadian dollars)	CANADA	UNITED STATES	EUROPE	TOTAL
Present value of unfunded obligations	73	4	24	101
Liabilities on consolidated balance sheet	73	4	24	101

	2017
(in millions of Canadian dollars)	CONTAINERBOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	TISSUE PAPERS	CORPORATE	TOTAL
Present value of unfunded obligations	38	24	6	12	21	101
Liabilities on consolidated balance sheet	38	24	6	12	21	101

	2016
(in millions of Canadian dollars)	CANADA	UNITED STATES	EUROPE	TOTAL
Present value of unfunded obligations	78	4	24	106
Liabilities on consolidated balance sheet	78	4	24	106

	2016
(in millions of Canadian dollars)	CONTAINERBOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	TISSUE PAPERS	CORPORATE	TOTAL
Present value of unfunded obligations	41	24	6	13	22	106
Liabilities on consolidated balance sheet	41	24	6	13	22	106

The movement in the net defined benefit obligation for post-employment benefits over the year is as follows:

(in millions of Canadian dollars)	PRESENT VALUE OF OBLIGATION	FAIR VALUE OF PLAN ASSET	TOTAL
As at January 1, 2016	105	—	105
Current service cost	2	—	2
Interest expense	3	—	3
Impact on profit or loss	5	—	5
Remeasurements
Loss from change in financial assumptions	2	—	2
Impact of remeasurements on other comprehensive income	2	—	2
Exchange differences	(1)	—	(1)
Contributions and premiums paid by the employer	—	(5)	(5)
Benefit payments	(5)	5	—
As at December 31, 2016	106	—	106
Current service cost	2	—	2
Interest expense	3	—	3
Curtailments	(1)	—	(1)
Impact on profit or loss	4	—	4
Remeasurements
Loss from change in financial assumptions	1	—	1
Experience gains	(2)	—	(2)
Impact of remeasurements on other comprehensive income	(1)	—	(1)
Exchange differences	1	—	1
Contributions and premiums paid by the employer	—	(9)	(9)
Benefit payments	(9)	9	—
As at December 31, 2017	101	—	101

The method of accounting, assumptions relating to discount rate and life expectancy, and the frequency of valuations for post-employment benefits are similar to those used for defined benefit pension plans, with the addition of actuarial assumptions relating to the long-term increase in health care costs of 4.50% a year (2016 - 4.50%).

The sensitivity of the defined benefit obligation to changes in assumptions is set out below. The effects on each plan of a change in an assumption are weighted proportionately to the total plan obligations to determine the total impact for each assumption presented.

	IMPACT ON OBLIGATION FOR POST-EMPLOYMENT BENEFITS
	CHANGE IN ASSUMPTION	INCREASE IN ASSUMPTION	DECREASE IN ASSUMPTION
Discount rate	0.25%	(2.20)%	2.30%
Salary growth rate	0.25%	0.50%	(0.40)%
Health care cost increase	1.00%	2.00%	(1.70)%

		INCREASE / DECREASE BY 1 YEAR IN ASSUMPTION
Life expectancy		0.80%

C.	RISKS AND OTHER CONSIDERATIONS RELATIVE TO POST-EMPLOYMENT BENEFITS

Through its defined benefit plans, the Corporation is exposed to a number of risks, the most significant of which are detailed below.

Asset volatility

The plan liabilities are calculated using a discount rate set with reference to corporate bond yields; and if plan assets underperform this yield, it will create an experience loss. Both the Canadian and U.S. plans hold a proportion of equities, which are expected to outperform corporate bonds in the long term while contributing volatility and risk in the short term.

The Corporation intends to reduce the level of investment risk by investing more in assets that better match the liabilities when the financial situation of the plans improves and/or the rate of return on bonds used for solvency valuations increases.

As at December 31, 2017, 65% of the plan's assets are invested in bonds. In 2014, the Corporation decided to purchase annuities from a life insurance company for some pensioners according to the market and financial situation of the plans. As at December 31, 2017, the total value of insured annuities is $164 million.

However, the Corporation believes that due to the long-term nature of the plan liabilities and the strength of the supporting group, a level of continuing equity investment is an appropriate element of the Corporation’s long-term strategy to manage the plans efficiently. Plan assets are diversified, so the failure of an individual stock would not have a big impact on the plan assets taken as a whole. The pension plans do not face a significant currency risk.

Changes in bond yields

A decrease in corporate bond yields will increase plan liabilities, although this will be partially offset by an increase in the value of the plans’ bond holdings, particularly for plans in a good financial position that have a greater proportion of bonds.

Inflation risk

The benefits paid are not indexed. Only future benefits for active members are based on salaries. Therefore, this risk is not significant.

Life expectancy

The majority of the plans’ obligations are to provide benefits for the member's lifetime, so increases in life expectancy will result in an increase in the plans’ liabilities.

Each sensitivity analysis disclosed in this note is based on changing one assumption while holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions may be correlated. When calculating the sensitivity of the defined benefit obligation to variations in significant actuarial assumptions, the same method (present value of the defined benefit obligation calculated using the projected unit credit method at the end of the reporting period) has been applied as for calculating the liability recognized in the consolidated balance sheet.

As at December 31, 2017, the aggregate surplus of the Corporation’s funded pension plans (mostly in Canada) amounted to $29 million (a surplus of $39 million as at December 31, 2016). The Corporation will make special payments of $1 million for past service to fund the Canadian pension plan deficit over ten years. Current agreed expected service contributions amount to $8 million and will be made in the normal course of business. As for the cash flow requirement, these pension plans are expected to require a net contribution of approximately $9 million in 2018.

The weighted average duration of the defined benefit obligation is 11 years (2016 - 12 years).

Expected maturity analysis of undiscounted pension and other post-employment benefits:

(in millions of Canadian dollars)	LESS THAN A YEAR	BETWEEN ONE AND TWO YEARS	BETWEEN TWO AND FIVE YEARS	OVER FIVE YEARS	TOTAL
Pension benefits	29	29	89	743	890
Post-employment benefits other than defined benefit pension plans	5	8	24	115	152
As at December 31, 2017	34	37	113	858	1,042

These amounts represent all the benefits payable to current members during the following years and thereafter without limitations. The majority of benefit payments are payable from trustee administered funds. The difference will come from future investment returns expected on plan assets and future contributions that will be made by the Corporation for services rendered after December 31, 2017.

NOTE 17

INCOME TAXES

a.	The provision for (recovery of) income taxes is as follows:

(in millions of Canadian dollars)	2017	2016
Current taxes	10	11
Deferred taxes	(91)	34
	(81)	45

b.	The provision for (recovery of) income taxes based on the effective income tax rate differs from the provision for income taxes based on the combined basic rate for the following reasons:

(in millions of Canadian dollars)	NOTE	2017	2016
Provision for income taxes based on the combined basic Canadian and provincial income tax rate		117	48
Adjustment for income taxes arising from the following:
Difference in statutory income tax rate of foreign operations		10	2
Prior years reassessment		3	1
Reversal of deferred income tax liabilities related to our previously held investment in Greenpac	5	(70)	—
Permanent difference on revaluation of previously held equity interest - Greenpac associate	5	(57)	—
Non-taxable portion of capital gain on revaluation of previously held equity interest - Boralex associate	8	(24)	—
Change in future income taxes resulting from enacted tax rate change		(57)	2
Unrealized capital gain on long-term debt		(3)	—
Permanent differences		(6)	(5)
Change in deferred income tax assets relating to capital tax loss		6	(3)
		(198)	(3)
Provision for (recovery of) income taxes		(81)	45

Weighted average income tax rate for the year ended December 31, 2017, was 28.6% (2016 - 27.4%).

In conjunction with the acquisition of Greenpac, the Corporation recorded an income tax recovery of $70 million representing deferred income taxes on its investment prior to the acquisition on April 4, 2017. Also, there was no income tax provision recorded on the gain of $156 million generated by the business combination of Greenpac, since it is included in the fair value of assets and liabilities acquired as described in Note 5.

The income tax provision on Boralex revaluation gain was calculated at the rate of capital gains. Also, consequently with the sale of its participation in Boralex in July 2017, the Corporation has reassessed the probability of recovering unrealized capital losses on long-term debt due to foreign exchange fluctuations. As a result, $6 million of tax assets was unrecognized and recorded in the consolidated statement of earnings.

Under the Tax Cuts and Jobs Act, which was substantially enacted on December 22, 2017, the U.S. statutory federal income tax rate was reduced to 21% from the previous rate of 35%. The impact of the change in tax rate resulted in a reduction of $57 million of the net deferred tax liability position for the year ended December 31, 2017.

c.	The provision for income taxes relating to components of other comprehensive income is as follows:

(in millions of Canadian dollars)	2017	2016
Foreign currency translation related to hedging activities	4	3
Cash flow hedge	—	3
Included in share of other comprehensive income of associates	3	—
Actuarial gain (loss) on post-employment benefit obligations	(3)	3
	4	9

d.	The analysis of deferred tax assets and deferred tax liabilities, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows:

(in millions of Canadian dollars)	2017	2016
Deferred income tax assets:
Deferred income tax assets to be recovered after more than twelve months	223	279
Deferred income tax liabilities:
Deferred income tax liabilities to be used after more than twelve months	260	319
	(37)	(40)

The movement of the deferred income tax account is as follows:

(in millions of Canadian dollars)	NOTE	2017	2016
As at January 1		(40)	(8)
Through statement of earnings		91	(34)
Variance of income tax credit, net of related income tax		4	5
Through statement of comprehensive income		(4)	(9)
Through business combinations	5	(91)	—
Others		(7)	—
Exchange differences		10	6
As at December 31		(37)	(40)

The movement in deferred income tax assets and liabilities during the year, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows:

DEFERRED INCOME TAX ASSET

(in millions of Canadian dollars)	RECOGNIZED TAX BENEFIT ARISING FROM INCOME TAX LOSSES	EMPLOYEE FUTURE BENEFITS	EXPENSE ON RESEARCH	UNUSED TAX CREDITS	FINANCIAL INSTRUMENTS	FOREIGN EXCHANGE LOSS ON LONG-TERM DEBT	OTHERS	TOTAL
As at January 1, 2016	141	25	38	39	16	23	15	297
Through statement of earnings	19	2	(23)	(3)	(8)	(2)	1	(14)
Variance of income tax credit	—	—	—	5	—	—	—	5
Through statement of comprehensive income	—	(3)	—	—	(3)	(3)	—	(9)
Exchange differences	(1)	—	—	—	—	1	—	—
As at December 31, 2016	159	24	15	41	5	19	16	279
Through statement of earnings	(25)	(6)	(10)	(6)	(5)	(12)	5	(59)
Variance of income tax credit	—	—	—	4	—	—	—	4
Through statement of comprehensive income	—	3	—	—	1	(5)	—	(1)
As at December 31, 2017	134	21	5	39	1	2	21	223

DEFERRED INCOME TAX LIABILITIES

(in millions of Canadian dollars)	NOTE	PROPERTY, PLANT AND EQUIPMENT	INTANGIBLE ASSETS	INVESTMENTS	OTHERS	TOTAL
As at January 1, 2016		169	51	84	1	305
Through statement of earnings		14	3	3	—	20
Exchange differences		(3)	(1)	(2)	—	(6)
As at December 31, 2016		180	53	85	1	319
Through statement of earnings		(51)	(14)	(85)	—	(150)
Included in share of other comprehensive income of associates		—	—	3	—	3
Through business combinations	5	80	11	—	—	91
Others		5	2	—	—	7
Exchange differences		(9)	(1)	—	—	(10)
As at December 31, 2017		205	51	3	1	260

When taking into consideration the offsetting of balances within the same tax jurisdiction, the net deferred tax liability of $37 million is presented on the consolidated balance sheet as $149 million of “Deferred income tax asset” amounts and $186 million of “Deferred income tax liabilities”.

e.	The Corporation has recognized accumulated losses for income tax purposes amounting to approximately $515 million, which may be carried forward to reduce taxable income in future years. The future tax benefit of $134 million resulting from the deferral of these losses has been recognized in the accounts as a deferred income tax asset. Deferred income tax assets are recognized for tax loss carry forward to the extent that the realization of the related tax benefits through future taxable profits is probable. Income tax losses as at December 31, 2017 are detailed as follows:

(in millions of Canadian dollars)	RECOGNIZED TAX LOSSES	MATURITY
Canada	8	2026
	14	2027
	2	2029
	1	2030
	77	2032
	82	2033
	126	2034
	63	2035
	53	2036
	3	2037
	429

United States	7	2019
	5	2020
	2	2029
	2	2031
	3	2032
	2	2033
	13	2035
	1	2036
	46	2037
	81

Europe	5	Indefinitely
	515

NOTE 18

CAPITAL STOCK

A.	CAPITAL MANAGEMENT

Capital is defined as long-term debt, bank loans and advances net of cash and cash equivalents and Shareholders' equity, which includes capital stock.

(in millions of Canadian dollars)	2017	2016
Cash and cash equivalents	(89)	(62)
Bank loans and advances	35	28
Long-term debt, including current portion	1,576	1,566
	1,522	1,532
Total equity	1,601	1,074
Total capital	3,123	2,606

The Corporation's objectives when managing capital are:

•	to safeguard the Corporation's ability to continue as a going concern in order to provide returns to Shareholders;
•	to maintain an optimal capital structure and reduce the cost of capital;
•	to make proper capital investments that are significant to ensure that the Corporation remains competitive; and
•	to redeem common shares based on an annual redemption program.

The Corporation sets the amount of capital in proportion to risk. The Corporation manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Corporation may adjust the amount of dividends paid to Shareholders, return capital to Shareholders, issue new shares and acquire or sell assets to improve its financial performance and flexibility.

The Corporation monitors capital on a monthly and quarterly basis based on different financial ratios and non-financial performance indicators. Also, the Corporation must conform to certain financial ratios under its various credit agreements. These ratios are calculated on an adjusted consolidated basis of restricted subsidiaries only. These are a maximum ratio of funded debt to capitalization of 65% and a minimum interest coverage ratio of 2.25x. The Corporation must also comply with a consolidated interest coverage ratio to incur additional debt. Funded debt is defined as liabilities as per the consolidated balance sheet, including guarantees and liens granted in respect of funded debt of another person but excluding other long-term liabilities, trade accounts payable, obligations under operating leases and other accrued obligations (2017 - $1,307 million; 2016 - $1,512 million). The capitalization ratio is calculated as “Shareholders' equity” as shown in the consolidated balance sheet plus the funded debt. Shareholders' equity is adjusted to add back the effect of IFRS adjustments as at December 31, 2010, in the amount of $208 million. The interest coverage ratio is defined as operating income before depreciation and amortization (OIBD) to financing expense. The OIBD is defined as net earnings of the last four quarters plus financing expense, income taxes, amortization and depreciation, expense for stock options and dividends received from a person who is not a credit party (2017 - $296 million; 2016 - $379 million). Excluded from net earnings are the share of results of equity investments and gains or losses from non-recurring items. Financing expense is calculated as interest and financial charges determined in accordance with IFRS plus any capitalized interest but excluding the amortization of deferred financing costs, up-front and financing costs and unrealized gains or losses arising from hedging agreements. It also excludes any gains or losses on the translation of long-term debt denominated in a foreign currency. The consolidated interest coverage ratio to incur additional debt is calculated as defined in the Senior notes indentures dated June 19, 2014 and May 19, 2015.

As at December 31, 2017, the funded debt-to-capitalization ratio stood at 44.01% and the interest coverage ratio was 3.88x. The Corporation is in compliance with the ratio requirements of its lenders.

The Corporation's credit facility is subject to terms and conditions for loans of this nature, including limits on incurring additional indebtedness and granting liens or selling assets without the consent of the lenders.

The unsecured senior notes are subject to customary covenants restricting the Corporation's ability to, among other things, incur additional debt, pay dividends and make other restricted payments as defined in the Indentures dated June 19, 2014 and May 19, 2015.

The Corporation historically invests between $150 million and $250 million annually on purchases of property, plant and equipment. These amounts are carefully reviewed during the course of the year in relation to operating results and strategic actions approved by the Board of Directors. These investments, combined with annual maintenance, enhance the stability of the Corporation's business units and improve cost competitiveness through new technology and improved process procedures.

The Corporation has an annual share redemption program in place to redeem its outstanding common shares when the market price is judged appropriate by Management. In addition to limitations on the normal course issuer bid, the Corporation's ability to redeem common shares is limited by its senior notes indenture.

B.	ISSUED AND OUTSTANDING

The authorized capital stock of the Corporation consists of an unlimited number of common shares, without nominal value, and an unlimited number of Class A and B shares issuable in series without nominal value. Over the past two years, the common shares have fluctuated as follows:

		2017		2016
	NOTE	NUMBER OF COMMON SHARES	IN MILLIONS OF CANADIAN DOLLARS	NUMBER OF COMMON SHARES	IN MILLIONS OF CANADIAN DOLLARS
Balance - beginning of year		94,526,516	487	95,310,923	490
Common shares issued on exercise of stock options	18(d)	461,442	5	262,836	2
Redemption of common shares	18(c)	—	—	(1,047,243)	(5)
Balance - end of year		94,987,958	492	94,526,516	487

C.	REDEMPTION OF COMMON SHARES

In 2017, in the normal course of business, the Corporation renewed its redemption program of a maximum of 946,066 common shares with the Toronto Stock Exchange, said shares representing approximately 1% of issued and outstanding common shares. The redemption authorization is valid from March 17, 2017 to March 16, 2018. In 2017, the Corporation redeemed no common share under this program (2016 - 1,047,243 common shares for an amount of $9 million).

D.	COMMON SHARE ISSUANCE

The Corporation issued 461,442 common shares upon the exercise of options for an amount of $4 million (2016 - $2 million for 262,836 common shares issued).

E.	NET EARNINGS PER COMMON SHARE

The basic and diluted net earnings per common share are calculated as follows:

	2017	2016
Net earnings available to common shareholders (in millions of Canadian dollars)	507	135
Weighted average number of basic common shares outstanding (in millions)	95	95
Weighted average number of diluted common shares outstanding (in millions)	98	97
Basic net earnings per common share (in Canadian dollars)	$5.35	$1.42
Diluted net earnings per common share (in Canadian dollars)	$5.19	$1.39

As at December 31, 2017, 240,880 stock options have an antidilutive effect (2016 - nil). As of February 28, 2018, no common share had been redeemed by the Corporation since the beginning of the financial year.

F.	DETAILS OF DIVIDENDS DECLARED PER COMMON SHARE ARE AS FOLLOWS

	2017	2016
Dividends declared per common share	$0.16	$0.16

NOTE 19

STOCK-BASED COMPENSATION

a.	Under the terms of a share option plan adopted on December 15, 1998, amended on March 15, 2013, and approved by Shareholders on May 8, 2013, a remaining balance of 1,990,554 common shares is specifically reserved for issuance for officers and key employees of the Corporation. Each option will expire at a date not to exceed 10 years following the grant date of the option. The exercise price of an option shall not be lower than the market value of the share at the date of grant, determined as the average of the closing price of the share on the Toronto Stock Exchange on the five trading days preceding the date of grant. The terms for exercising the options are 25% of the number of shares under option within 12 months after the first anniversary date of grant, and up to an additional 25% every 12 months after the second, third and fourth anniversaries of grant date. Options cannot be exercised if the market value of the share at exercise date is lower than the book value at the date of grant. Options exercised are settled in shares. The stock-based compensation cost related to these options amounted to $1 million in 2017 (2016 - $1 million).

Changes in the number of options outstanding as at December 31, 2017 and 2016 are as follows:

	2017		2016
	NUMBER OF OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE ($)	NUMBER OF OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE ($)
Beginning of year	5,216,063	6.16	5,385,323	6.15
Granted	240,880	14.28	351,461	9.75
Exercised	(461,442)	8.28	(262,836)	5.51
Expired	—	—	(257,885)	11.49
Forfeited	(5,381)	9.75	—	—
End of year	4,990,120	6.35	5,216,063	6.16
Options exercisable - end of year	4,170,259	5.63	4,166,339	5.78

The weighted average share price at the time of exercise of the options was $14.23 (2016 - $12.14).

The following options were outstanding as at December 31, 2017:

	OPTIONS OUTSTANDING		OPTIONS EXERCISABLE
YEAR GRANTED	NUMBER OF OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE ($)	NUMBER OF OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE ($)	EXPIRATION DATE
2007	95,064	11.83	95,064	11.83	2018
2008	326,166	7.81	326,166	7.81	2018
2009	968,333	3.92	968,333	3.92	2019
2010	444,124	6.43	444,124	6.43	2020
2011	492,432	6.26	492,432	6.26	2020 - 2021
2012	842,524	4.46	842,524	4.46	2018 - 2022
2013	426,392	5.18	426,392	5.18	2018 - 2023
2014	423,974	6.10	308,134	6.10	2020 - 2024
2015	390,185	7.66	185,244	7.66	2020 - 2025
2016	340,046	9.75	81,846	9.75	2020 - 2026
2017	240,880	14.28	—	—	2027
	4,990,120		4,170,259

FAIR VALUE OF THE SHARE OPTIONS GRANTED

Options were priced using the Black-Scholes option pricing model. Expected volatility is based on the historical share price volatility over the past six years. The following weighted average assumptions were used to estimate the fair value of $4.22 (2016 - $2.75) as at the date of grant of each option issued to employees:

	2017	2016
Grant date share price	$14.26	$10.09
Exercise price	$14.28	$9.75
Risk-free interest rate	1.77%	1.04%
Expected dividend yield	1.12%	1.58%
Expected life of options	6 years	6 years
Expected volatility	32%	31%

b.	The Corporation offers its Canadian employees a share purchase plan for its common shares. Employees can voluntarily contribute up to a maximum of 5% of their salary and, if certain conditions are met, the Corporation will contribute 25% of the employee's contribution to the plan.

The shares are purchased on the market on a predetermined date each month. For the year ended December 31, 2017, the Corporation's contribution to the plan amounted to $1 million (2016 - $1 million).

c.	The Corporation has a Performance Share Unit (PSU) Plan for the benefit of officers and key employees, allowing them to receive a portion of their annual compensation in the form of PSUs. A PSU is a notional unit equivalent in value to the Corporation's common share. Periodically, the number of PSUs forming part of the award shall be adjusted depending upon the three-year average return on capital employed of the Corporation (ROCE). Such adjusted number shall be obtained by multiplying the number of PSUs forming part of the award by the applicable multiplier based on the ROCE level. Participants are entitled to receive the payment of their PSUs in the form of cash based on the average price of the Corporation's common shares as traded on the open market during the five days before the vesting date.

The PSUs vest over a period of two years starting on the award date. The expense and the related liability are recorded during the vesting period. The liability is adjusted periodically to reflect any variation in the market value of the common shares, the expected average ROCE and the passage of time. As at December 31, 2017, the Corporation had a total of 581,785 PSUs outstanding (2016 - 761,367 PSUs), representing a liability of $1 million (2016 - $5 million). In 2017, the Corporation made payments totaling $7 million in relation to PSUs (2016 - $5 million).

d.	The Corporation has a Deferred Share Unit Plan for the benefit of its external directors, allowing them to receive all or a portion of their annual compensation in the form of Deferred Share Units (DSUs). A DSU is a notional unit equivalent in value to the Corporation's common share. Upon resignation from the Board of Directors, participants are entitled to receive the payment of their cumulated DSUs in the form of cash based on the average price of the Corporation's common shares as traded on the open market during the five days before the date of the participant's resignation.

The DSU expense and the related liability are recorded at the grant date. The liability is adjusted periodically to reflect any variation in the market value of the common shares. As at December 31, 2017, the Corporation had a total of 247,276 DSUs outstanding (2016 - 205,773 DSUs), representing a long-term liability of $4 million (2016 - $3 million). On January 15, 2018, the Corporation issued 44,579 DSUs and had a total of 291,855 DSUs outstanding.

NOTE 20

ACCUMULATED OTHER COMPREHENSIVE LOSS

(in millions of Canadian dollars)	2017	2016
Foreign currency translation, net of hedging activities and related income tax of $12 million (December 31, 2016 - $16 million)	(30)	(13)
Unrealized gain arising from foreign exchange forward contracts designated as cash flow hedges, net of related income taxes of nil (December 31, 2016 - nil)	1	—
Unrealized loss arising from commodity derivative financial instruments designated as cash flow hedges, net of related income taxes of $2 million (December 31, 2016 - $2 million)	(4)	(5)
Unrealized loss on available-for-sale financial assets, net of related income taxes of nil (December 31, 2016 - nil)	(2)	(1)
Unrealized loss on share of other comprehensive income of associates, net of related income taxes of nil (December 31, 2016 - $9 million)	—	(12)
	(35)	(31)

NOTE 21

COST OF SALES BY NATURE

(in millions of Canadian dollars)	2017	2016
Raw material	1,751	1,612
Wages and employee benefits expenses	689	662
Energy	259	248
Delivery	331	269
Depreciation and amortization	215	192
Other	463	397
	3,708	3,380

SELLING AND ADMINISTRATIVE EXPENSES BY NATURE

(in millions of Canadian dollars)	2017	2016
Wages and employee benefits expenses	287	271
Information technology	60	46
Publicity and marketing	16	15
Other	77	70
	440	402

NOTE 22

EMPLOYEE BENEFITS EXPENSES

(in millions of Canadian dollars)	NOTE	2017	2016
Wages and employee benefits expenses	21	976	933
Share options granted to directors and employees	19(a)	1	1
Pension costs - defined benefit plans	16	7	7
Pension costs - defined contribution plans	16	21	20
Post-employment benefits other than defined benefit pension plans	16	4	5
		1,009	966

KEY MANAGEMENT COMPENSATION

Key management includes the members of the Board of Directors, Presidents and Vice Presidents of the Corporation (same as disclosed in annual information form in section 8.3). The compensation paid or payable to key management for their services is shown below:

(in millions of Canadian dollars)	2017	2016
Salaries and other short-term benefits	11	11
Post-employment benefits	1	—
Share-based payments	6	4
	18	15

NOTE 23

GAIN ON ACQUISITIONS, DISPOSALS AND OTHERS

(in millions of Canadian dollars)	2017	2016
Gain on disposal of assets	(8)	(4)

2017

The Containerboard Packaging segment sold a piece of land in Ontario, Canada, and recorded a gain of $7 million.

The Corporate Activities realized a $1 million gain from the sale of some assets.

2016

The Specialty Products segment recorded a $3 million gain on the sale of pieces of land close to the former fine paper plant located in St-Jérôme, Québec. The segment also recorded a $3 million environmental provision mainly related to closed plants in Québec, closed in previous years. Finally, the segment recorded a $4 million gain on the sale of assets following the closure of its de-inked pulp mill located in Auburn, Maine.

NOTE 24

IMPAIRMENT CHARGES AND RESTRUCTURING COSTS

A.	IMPAIRMENT CHARGES (REVERSALS) ON PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS WITH FINITE USEFUL LIFE AND OTHER ASSETS

The Corporation recorded net impairment charges totaling $11 million in 2017 and net impairment charges of $3 million in 2016. The recoverable amount of CGUs was determined using a fair value less cost of disposal sell model based on the income approach, unless otherwise indicated. Level 2 inputs are used to measure fair value. Impairments are detailed as follows:

	2017
	PACKAGING PRODUCTS
(in millions of Canadian dollars)	CONTAINER- BOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	SUB-TOTAL	TISSUE PAPERS	CORPORATE ACTIVITIES	TOTAL
Property, plant and equipment	—	—	—	—	2	—	2
Intangible assets with finite useful life and other assets	11	—	—	11	—	(2)	9
	11	—	—	11	2	(2)	11

	2016
	PACKAGING PRODUCTS
(in millions of Canadian dollars)	CONTAINER- BOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	SUB-TOTAL	TISSUE PAPERS	CORPORATE ACTIVITIES	TOTAL
Property, plant and equipment	2	—	(3)	(1)	4	—	3

2017

The Containerboard Packaging segment recorded an impairment charge of $11 million on deferred revenues related to the management agreement of Greenpac since the beginning of the mill construction, which was recorded in “Other assets”. Following the acquisition and consolidation of Greenpac described in Note 5, expected future cash flows related to this asset will not materialize on a consolidated basis.

The Tissue Papers segment incurred a $2 million impairment charge on unused assets following the reassessment of its recoverable amount based on estimated selling price.

The Corporate Activities recorded a $2 million reversal of impairment following the collection of a note receivable that had been written off in previous years.

2016

The Containerboard Packaging segment recorded a $2 million impairment charge on the assets of its converting plant in Connecticut which were not part of the disposal related to the Rand-Whitney - Newtown plant acquisition.

The Specialty Products segment sold the building of its closed de-inked pulp mill located in Auburn, Maine, and recorded a $2 million reversal of impairment. This segment also sold a piece of land related to a closed plant and recorded a $1 million reversal of impairment.

The Tissue Papers segment incurred an additional impairment charge of $4 million related to the revaluation of some equipment following the closure of its Toronto converting plant in the second quarter.

B.	GOODWILL AND OTHER INDEFINITE USEFUL LIFE INTANGIBLE ASSETS

Allocation of goodwill and other indefinite useful life intangible assets is as follows:

•	Containerboard Packaging segment goodwill of $469 million is allocated to all Containerboard CGUs;
•	Specialty Products segment goodwill is allocated to all Cascades Recovery CGUs, $13 million, and the Partitioning activities CGU, $3 million;
•	Tissue Papers segment goodwill of $36 million is allocated to all Tissue Papers CGUs;
•	Water rights of $7 million are allocated to Reno de Medici CGU.

Annually, the Corporation must test all of its goodwill for impairment, except if the following three conditions are met:

•	the assets and liabilities making up the unit have not changed significantly since the most recent recoverable amount calculation;
•	the most recent recoverable amount calculation resulted in an amount that exceeded the carrying amount of the unit by a substantial margin; and
•	based on an analysis of events that have occurred and circumstances that have changed since the most recent recoverable amount calculation, the likelihood that a current recoverable amount determination would be less than the current carrying amount of the unit is remote.

All three conditions were met for all goodwill but Tissue's. Therefore, the Corporation tested its Tissue Papers segment goodwill for impairment. As a result of this impairment test, the Corporation concluded that the recoverable amount of the CGUs was in excess of $305 million over their carrying amount, thus no impairment charge was necessary. With all other variables held constant, a rise in the discounting rate of 3% would reduce the excess of $305 million to nil.

The Corporation applied the income approach in determining fair value less cost of disposal and used the following key assumptions (level 2 inputs):

TISSUE PAPERS
Discounting rate	9.75%
Terminal exchange rate (CA$/US$)	$1.25
Terminal shipments	673,000 s.t.

C.	RESTRUCTURING COSTS (GAINS)

Restructuring costs (gains) are detailed as follows:

(in millions of Canadian dollars)	2017	2016
Containerboard	2	(1)
Boxboard Europe	1	2
Specialty Products	—	1
Tissue Papers	2	7
Corporate Activities	1	—
	6	9

2017

The Containerboard Packaging segment announced the forthcoming closure of its New York converting plant and recorded severance expenses totaling $2 million.

The Boxboard Europe segment recorded severances costs of $1 million following the restructuring of its sales activities.

The Tissue Papers segment incurred $2 million of restructuring costs following the review of provisions related to the transfer of the converting operations of the Toronto plant to other Tissue segment sites announced in 2016.

The Corporate Activities recorded a severance cost of $1 million following the closure of a sales division.

2016

The Containerboard Packaging segment recorded a $1 million gain on the reversal of a provision for an onerous lease contract in relation to the restructuring of its Ontario converting activities in 2012.

The Boxboard Europe segment recorded restructuring costs of $2 million in relation to the reorganization of its activities following the transfer of the virgin fibre boxboard mill located in La Rochette, France, to our Reno de Medici subsidiary.

The Specialty Products segment recorded restructuring costs of $1 million following the closure of its de-inked pulp mill located in Auburn, Maine.

The Tissue Papers segment recorded a $3 million provision for an onerous lease as a consequence of the closure of its Toronto converting plant. This segment also incurred $4 million of severance costs following the transfer of the converting operations of the Toronto plant to other Tissue Papers segment sites.

NOTE 25

ADDITIONAL INFORMATION

A.	CHANGES IN NON-CASH WORKING CAPITAL COMPONENTS ARE DETAILED AS FOLLOWS:

(in millions of Canadian dollars)	2017	2016
Accounts receivable	31	(6)
Current income tax assets	—	(1)
Inventories	(46)	(2)
Trade and other payables	(71)	66
Current income tax liabilities	(1)	(1)
	(87)	56

B.	FNANCING EXPENSE AND INTEREST EXPENSE ON EMPLOYEE FUTURE BENEFITS

(in millions of Canadian dollars)	2017	2016
Interest on long-term debt	89	83
Interest income	(3)	(1)
Amortization of financing costs	3	3
Other interest and banking fees	3	3
Interest expense on employee future benefits	5	5
	97	93

C.	TOTAL LIABILITIES FROM FINANCING ACTIVITIES

(in millions of Canadian dollars)	CASH AND CASH EQUIVALENT	BANK LOANS AND ADVANCES	LONG-TERM DEBT	NET DEBT
As at January 1, 2016	(60)	37	1,744	1,721
Cash flow
Change in cash and cash equivalents	(5)	—	—	(5)
Bank loans and advances	—	(8)	—	(8)
Change in revolving credit facilities	—	—	(146)	(146)
Increase in other long-term debt	—	—	40	40
Payments of other long-term debt	—	—	(47)	(47)
Non-cash changes
Foreign exchange gain on long-term debt and financial instruments	—	—	(35)	(35)
Capital lease acquisitions	—	—	18	18
Amortization of financing costs	—	—	2	2
Other	—	—	3	3
Exchange differences	3	(1)	(13)	(11)
As at December 31, 2016	(62)	28	1,566	1,532
Cash flow
Change in cash and cash equivalents	(25)	—	—	(25)
Bank loans and advances	—	8	—	8
Change in revolving credit facilities	—	—	114	114
Repurchase of unsecured senior notes	—	—	(257)	(257)
Increase in other long-term debt	—	—	11	11
Payments of other long-term debt	—	—	(47)	(47)
Non-cash changes
Business combinations	—	—	257	257
Foreign exchange gain on long-term debt and financial instruments	—	—	(62)	(62)
Capital lease acquisitions	—	—	11	11
Amortization of financing costs	—	—	2	2
Write off of unamortized financing costs following repurchase of unsecured senior notes	—	—	3	3
Other	—	—	(1)	(1)
Exchange differences	(2)	(1)	(21)	(24)
As at December 31, 2017	(89)	35	1,576	1,522

NOTE 26

FINANCIAL INSTRUMENTS

26.1 FAIR VALUE OF FINANCIAL INSTRUMENTS

The classification of financial instruments as at December 31, 2017 and 2016, along with the respective carrying amounts and fair values, is as follows:

		2017		2016
(in millions of Canadian dollars)	NOTE	CARRYING AMOUNT	FAIR VALUE	CARRYING AMOUNT	FAIR VALUE
Financial assets at fair value through profit or loss
Derivatives	26.4	27	27	10	10
Financial assets available for sale
Other investments		1	1	2	2
Financial liabilities at fair value through profit or loss
Derivatives	26.4	(4)	(4)	(31)	(31)
Financial liabilities at amortized cost
Long-term debt		(1,576)	(1,626)	(1,566)	(1,612)
Derivatives designated as hedge
Asset derivatives		4	4	2	2
Liability derivatives		(33)	(33)	(8)	(8)

26.2 DETERMINING THE FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount of consideration that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants as at the measurement date.

(i)	The fair values of cash and cash equivalents, accounts receivable, notes receivable, bank loans and advances, trade and other payables and provisions approximate their carrying amounts due to their relatively short maturities.
(ii)	The fair value of investment in shares is based on observable market data and represents the Corporation's investment in Junex Inc. which is quoted on the Toronto Stock Exchange.
(iii)	The fair value of long-term debt is based on observable market data and on the calculation of discounted cash flows. Discount rates were determined based on local government bond yields adjusted for the risks specific to each of the borrowings and the credit market liquidity conditions.

26.3 HIERARCHY OF FINANCIAL ASSETS AND LIABILITIES MEASURED AT FAIR VALUE

The following table presents information about the Corporation's financial assets and financial liabilities measured at fair value on a recurring basis as at December 31, 2017 and 2016, and indicates the fair value hierarchy of the Corporation's valuation techniques to determine such fair value. Three levels of inputs that may be used to measure fair value are:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Inputs that are generally unobservable and typically reflect Management's estimates of assumptions that market participants would use in pricing the asset or liability.

			2017
(in millions of Canadian dollars)	CARRYING AMOUNT	QUOTED PRICES IN ACTIVE MARKETS FOR IDENTICAL ASSETS (LEVEL1)	SIGNIFICANT OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)
Financial assets
Available-for-sale investments	1	1	—	—
Derivative financial assets	31	—	31	—
	32	1	31	—
Financial liabilities
Derivative financial liabilities	(37)	—	(37)	—
	(37)	—	(37)	—

			2016
(in millions of Canadian dollars)	CARRYING AMOUNT	QUOTED PRICES IN ACTIVE MARKETS FOR IDENTICAL ASSETS (LEVEL1)	SIGNIFICANT OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)
Financial assets
Available-for-sale investments	2	1	1	—
Derivative financial assets	12	—	12	—
	14	1	13	—
Financial liabilities
Derivative financial liabilities	(39)	—	(39)	—
	(39)	—	(39)	—

26.4 FINANCIAL RISK MANAGEMENT

The Corporation's activities expose it to a variety of financial risks: market risk (including currency risk, fair value interest rate risk, cash flow interest rate risk and price risk), credit risk and liquidity risk. The Corporation's overall risk management program focuses on the unpredictability of the financial market and seeks to minimize potential adverse effects on the Corporation's financial performance. The Corporation uses derivative financial instruments to hedge certain risk exposures.

Risk management is carried out by a central treasury department and a management committee acting under policies approved by the Board of Directors. They identify, evaluate and hedge financial risks in close cooperation with the business units. The Board provides guidance for overall risk management, covering specific areas, such as foreign exchange risk, interest rate risk and credit risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity.

Summary

		2017
(in millions of Canadian dollars)		ASSETS			LIABILITIES
RISK	NOTE	SHORT-TERM	LONG-TERM	TOTAL	SHORT-TERM	LONG-TERM	TOTAL
Currency risk	26.4 A) (i)	5	1	6	(10)	(15)	(25)
Price risk	26.4 A) (ii)	4	21	25	(7)	(1)	(8)
Interest risk	26.4 A) (iii)	—	—	—	(2)	(2)	(4)
		9	22	31	(19)	(18)	(37)

		2016
(in millions of Canadian dollars)		ASSETS			LIABILITIES
RISK	NOTE	SHORT-TERM	LONG-TERM	TOTAL	SHORT-TERM	LONG-TERM	TOTAL
Currency risk	26.4 A) (i)	2	—	2	(20)	(13)	(33)
Price risk	26.4 A) (ii)	1	9	10	(3)	(3)	(6)
		3	9	12	(23)	(16)	(39)

A.	MARKET RISK

(i)	Currency risk

The Corporation operates internationally and is exposed to foreign exchange risks arising from various currencies as a result of its export of goods produced in Canada, the United States, France, Italy and Germany. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities, and net investments in foreign operations. These risks are partially covered by purchases and debt.

The Corporation manages the foreign exchange exposure by entering into various foreign exchange forward contracts and currency option instruments related to anticipated sales, purchases, interest expense and repayment of long-term debt. Management has implemented a policy for managing foreign exchange risk against its functional currency. The Corporation's risk management policy is to hedge 25% to 90% of anticipated cash flows in each major foreign currency for the next 12 months and to hedge 0% to 75% for the subsequent 24 months. The Corporation may designate these foreign exchange forward contracts as a cash flow hedge of future anticipated sales, purchases, interest expense and repayment of long-term debt denominated in foreign currencies. Gains or losses from these derivative financial instruments designated as hedges are recorded in “Accumulated other comprehensive income” net of related income taxes and are reclassified to earnings as adjustments to sales, cost of sales, interest expense or foreign exchange loss (gain) on long-term debt in the period in which the respective hedged item affected earnings.

In 2017, approximately 23% of sales from Canadian operations were made to the United States and 13% of sales from European operations were made in countries whose currencies were other than the euro.

The following table summarizes the Corporation's commitments to buy and sell foreign currencies as at December 31, 2017 and 2016:

	2017
	EXCHANGE RATE	MATURITY	NOTIONAL AMOUNT (IN MILLIONS)		FAIR VALUE (IN MILLIONS OF CANADIAN DOLLARS)
Repayment of long-term debt
Derivatives at fair value through profit or loss and classified in Foreign exchange loss (gain) on long-term debt:
Foreign exchange forward contracts to buy US$ for CAN$	1.06	January 2020	US$	50	9
Currency option sold to sell US$ for CAN$	1.15	January 2020	US$	100	(11)
Currency option sold to buy US$ for CAN$	1.0225	January 2020	US$	200	(1)
Cross currency swap US$ for CAN$	1.33	July 2023	US$	102	(12)
					(15)
Net investment hedge
Cross currency swap CAN$ for €	1.4263	December 2018		€95	(6)

Forecasted sales
Derivatives at fair value through profit or loss and classified in Loss on derivative financial instruments:
Foreign exchange forward contracts to buy US$ for CAN$	1.3260	0 to 12 months	US$	10	1
Foreign exchange forward contracts to buy US$ for CAN$	1.3260	13 to 24 months	US$	5	—
Currency option instruments to sell US$ for CAN$	1.3171	0 to 12 months	US$ 48 to 70		2
Currency option instruments to sell US$ for CAN$	1.3214	13 to 36 months	US$ 43 to 80		—
					3
					(18)

In 2017, the Corporation offset $9 million in derivative assets against $11 million in derivative liabilities as we intend to settle the derivatives on a net basis with one counterparty. During the year, the Corporation also paid $12 million related to the settlement of a portion of its 2017 derivatives related to repayment of long-term debt.

	2016
	EXCHANGE RATE	MATURITY	NOTIONAL AMOUNT (IN MILLIONS)		FAIR VALUE (IN MILLIONS OF CANADIAN DOLLARS)
Repayment of long-term debt
Derivatives at fair value through profit or loss and classified in Foreign exchange loss (gain) on long-term debt:
Foreign exchange forward contracts to buy US$ for CAN$	1.06	January 2020	US$	50	13
Currency option sold to sell US$ for CAN$	1.15	December 2017	US$	75	(14)
Currency option sold to sell US$ for CAN$	1.15	January 2020	US$	100	(19)
Currency option sold to buy US$ for CAN$	1.0225	January 2020	US$	200	(2)
Cross currency swap US$ for CAN$	1.329	July 2023	US$	102	(2)
					(24)
Net investment hedge
Cross currency swap CAN$ for €	1.4263	December 2018		€95	1

Forecasted sales
Derivatives at fair value through profit or loss and classified in Loss on derivative financial instruments:
Foreign exchange forward contracts to buy US$ for CAN$	1.3543	0 to 12 months	US$	20	—
Currency option instruments to sell US$ for CAN$	1.2709 to 1.2962	0 to 12 months	US$ 48 to 92		(6)
Currency option instruments to sell US$ for CAN$	1.3042 to 1.3461	13 to 24 months	US$ 15 to 40		(2)
					(8)
					(31)

In 2016, the Corporation offset $12 million in derivative assets against $19 million in derivative liabilities as we intend to settle the derivatives on a net basis with one counterparty. During the year, the Corporation also received $3 million on related to the settlement of a portion of its 2017 derivatives related to repayment of long-term debt.

The fair values of foreign exchange forward contracts and currency options are determined using the discounted value of the difference between the value of the contract at expiry calculated using the contracted exchange rate and the exchange rate the financial institution would use if it renegotiated the same contract under the same conditions as at the consolidated balance sheet date. The discount rates are adjusted for the credit risk of the Corporation or of the counterparty, as applicable. When determining credit risk adjustments, the Corporation considers master netting agreements, if applicable.

In 2017, if the Canadian dollar had strengthened by $0.01 against the US dollar on average for the year with all other variables held constant, operating income before depreciation for the year would have been approximately $3 million lower. This is based on the net exposure of total US sales less US purchases of the Corporation's Canadian operations, and operating income before depreciation of the Corporation's US operations, but excludes the effect of this change on the denominated working capital components. The interest expense would have remained relatively stable.

In 2017, if the Canadian dollar had strengthened by $0.02 against the euro with all other variables held constant, operating income before depreciation for the year would have been approximately $1 million lower following the translation of operating income of the Corporation's European operations.

CURRENCY RISK ON TRANSLATION OF SELF-SUSTAINING FOREIGN SUBSIDIARIES

The Corporation has certain investments in foreign operations whose net assets are exposed to foreign currency translation risk. The Corporation may designate part of its long-term debt denominated in foreign currencies as a hedge of the net investment in self-sustaining foreign subsidiaries. Gains or losses resulting from the translation to Canadian dollars of long-term debt denominated in foreign currencies and designated as net investment hedges are recorded in “Accumulated other comprehensive income”, net of related income taxes.

The table below shows the effect on consolidated equity of a 10% change in the value of the Canadian dollar against the US dollar and the euro as at December 31, 2017 and 2016. The calculation includes the effect of currency hedges of net investment in US foreign entities and assumes that no changes occurred other than a single currency exchange rate movement.

The exposures used in the calculations are the foreign currency-denominated equity and the hedging level as at December 31, 2017 and 2016, with the hedging instruments being the long-term debt denominated in US dollars.

Consolidated Shareholders' equity: Currency effect before tax of a 10% change:

	2017			2016
(in millions of Canadian dollars)	BEFORE HEDGES	HEDGES	NET IMPACT	BEFORE HEDGES	HEDGES	NET IMPACT
10% change in the CAN$/US$ rate	75	75	—	107	73	34
10% change in the CAN$/euro rate	16	14	2	13	13	—

(ii) Price risk

The Corporation is exposed to commodity price risk on old corrugated containers, electricity and natural gas. The Corporation uses derivative commodity contracts to help manage its production costs. The Corporation may designate these derivatives as cash flow hedges of anticipated purchases of raw material, natural gas and electricity. Gains or losses from these derivative financial instruments designated as hedges are recorded in “Accumulated other comprehensive income” net of related income taxes, and are reclassified to earnings as adjustments to “Cost of sales” in the same period, as the respective hedged item affects earnings.

The fair value of these contracts is as follows:

	2017
	QUANTITY	MATURITY	FAIR VALUE (IN MILLIONS OF CANADIAN DOLLARS)
Forecasted purchases
Derivatives designated as held for trading and reclassified in “Cost of sales”
Electricity	197,100 MWh	2018 to 2019	(1)
Derivatives designated as cash flow hedges and reclassified in “Cost of sales” (effective portion)
Natural gas:
Canadian portfolio	3,095,029 GJ	2018 to 2022	(5)
US portfolio	4,847,660 mmBtu	2018 to 2023	(1)
			(7)

	2016
	QUANTITY	MATURITY	FAIR VALUE (IN MILLIONS OF CANADIAN DOLLARS)
Forecasted purchases
Derivatives designated as held for trading and reclassified in “Cost of sales”
Electricity	109,500 MWh	2017 to 2018	(1)
Derivatives designated as cash flow hedges and reclassified in “Cost of sales” (effective portion)
Natural gas:
Canadian portfolio	4,658,660 GJ	2017 to 2021	(4)
US portfolio	4,722,800 mmBtu	2017 to 2021	(1)
			(6)

In 2013, the Corporation entered into an agreement to purchase steam. The agreement includes an embedded derivative and the fair value as at December 31, 2017 was $8 million (2016 - $10 million). Greenpac also has an agreement to purchase steam that includes an embedded derivative with a fair value of $16 million as at December 31, 2017.

The fair value of derivative financial instruments other than options is established utilizing a discounted future expected cash flows method. Future expected cash flows are determined by reference to the forward price or rate prevailing on the assessment date of the underlying financial index (exchange or interest rate or commodity price) according to the contractual terms of the instrument. Future expected cash flows are discounted at an interest rate reflecting both the maturity of each flow and the credit risk of the party to the contract for which it represents a liability (subject to the application of relevant credit support enhancements). The fair value of derivative financial instruments that represent options is established utilizing similar methods that reflect the impact of the potential volatility of the financial index underlying the option on future expected cash flows.

The table below shows the effect of changes in the price of old corrugated containers, natural gas and electricity as at December 31, 2017 and 2016. The calculation includes the effect of price hedges of these commodities and assumes that no changes occurred other than a single change in price.

The exposures used in the calculations are the commodity consumption and the hedging level as at December 31, 2017 and 2016, with the hedging instruments being derivative commodity contracts.

Consolidated commodity consumption: Price change effect before tax:

	2017			2016
(in millions of Canadian dollars1)	BEFORE HEDGES	HEDGES	NET IMPACT	BEFORE HEDGES	HEDGES	NET IMPACT
US$15/s.t. change in brown grades recycled paper price	29	—	29	32	—	32
US$30/s.t. change in commercial pulp price	6	—	6	6	—	6
US$1/mmBTU. change in natural gas price	10	5	5	12	6	6
US$1/MWh change in electricity price	2	—	2	2	—	2
1	Sensitivity calculated with an exchange rate of 1.26 CAN$/US$ for 2017 and 1.33 CAN$/US$ for 2016.

(iii) Interest rate risk

The Corporation has no significant interest-bearing assets.

The Corporation's interest rate risk arises from long-term borrowings. Borrowings issued at variable rates expose the Corporation to cash flow interest rate risk. Borrowings issued at fixed rates expose the Corporation to fair value interest rate risk.

When appropriate, the Corporation analyzes its interest rate risk exposure. Various scenarios are simulated taking into consideration refinancing, renewal of existing positions, alternative financing and hedging. Based on these scenarios, the Corporation calculates the impact on earnings of a defined interest rate shift. For each simulation, the same interest rate shift is used for all currencies. The scenarios are run only for liabilities that represent the major interest-bearing positions. As at December 31, 2017, approximately 29% (2016 - 9%) of the Corporation's long-term debt was at variable rates.

Based on the outstanding long-term debt as at December 31, 2017, the impact on interest expense of a 1% change in rate would be approximately $5 million (impact on net earnings is approximately $4 million).

The Corporation holds interest rate swaps through RDM and Greenpac. RDM swaps are contracted to fix the interest rate on a notional amount of €32 million and are maturing from 2020 to 2023. Greenpac swaps are contracted to fix the interest rate on a notional amount of US$81 million maturing in 2020. Some of these swaps have decreasing notional amount to match expected debt level. Fair value of these agreements is a liability of $3 million as at December 31, 2017 (December 31, 2016 - nil).

(iv)	Gain on derivative financial instruments is as follows:

(in millions of Canadian dollars)	2017	2016
Unrealized gain on derivative financial instruments	(8)	(18)
Realized loss on derivative financial instruments	2	12
	(6)	(6)

B.	CREDIT RISK

Credit risk arises from cash and cash equivalents, derivative financial instruments and deposits with banks and financial institutions. The Corporation reduces this risk by dealing with credit worthy financial institutions.

The Corporation is exposed to credit risk on the accounts receivable from its customers. In order to reduce this risk, the Corporation's credit policies include the analysis of the financial position of its customers and the regular review of their credit limits. In addition, the Corporation believes there is no particular concentration of credit risk due to the geographic diversity of customers and the procedures for the management of commercial risks. Derivative financial instruments include an element of credit risk should the counterparty be unable to meet its obligations.

Trade receivables are recognized initially at fair value and are subsequently measured at amortized cost using the effective interest method, less provision for doubtful accounts. An allowance for doubtful accounts of trade receivables is established when there is objective evidence that the Corporation will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the trade receivable is impaired. Each trade receivable balance is evaluated separately to identify impairment. The amount of the allowance for doubtful accounts is the difference between the asset's carrying amount and the present value of estimated cash flows. The carrying amount of the asset is reduced through the use of an allowance account, and the amount of the loss is recorded in the consolidated statement of earnings in “Selling and administrative expenses”. When a trade receivable is not collectable, it is written off against the “Provision for doubtful accounts”. Subsequent recoveries of amounts previously written off are credited against “Selling and administrative expenses” in the consolidated statement of earnings.

Loans and notes receivables from business disposals are recognized at fair value. There is no past due amount as at December 31, 2017.

C.	LIQUIDITY RISK

Liquidity risk is the risk that the Corporation will not be able to meet its obligations as they fall due. The following are the contractual maturities of financial liabilities as at December 31, 2017 and 2016:

	2017
(in millions of Canadian dollars)	CARRYING AMOUNT	CONTRACTUAL CASH FLOWS	LESS THAN ONE YEAR	BETWEEN ONE AND TWO YEARS	BETWEEN TWO AND FIVE YEARS	MORE THAN FIVE YEARS
Non-derivative financial liabilities:
Bank loans and advances	35	35	35	—	—	—
Trade and other payables	638	638	638	—	—	—
Revolving credit facility	195	218	7	6	205	—
Unsecured senior notes	1,004	1,284	56	56	906	266
Other debts of subsidiaries	66	77	16	13	31	17
Other debts without recourse to the Corporation	321	329	44	41	230	14
Derivative financial liabilities	37	37	19	2	4	12
	2,296	2,618	815	118	1,376	309

	2016
(in millions of Canadian dollars)	CARRYING AMOUNT	CONTRACTUAL CASH FLOWS	LESS THAN ONE YEAR	BETWEEN ONE AND TWO YEARS	BETWEEN TWO AND FIVE YEARS	MORE THAN FIVE YEARS
Non-derivative financial liabilities:
Bank loans and advances	28	28	28	—	—	—
Trade and other payables	661	661	661	—	—	—
Revolving credit facility	90	95	2	2	91	—
Unsecured senior notes	1,324	1,735	74	74	464	1,123
Other debts of subsidiaries	62	71	14	13	25	19
Other debts without recourse to the Corporation	105	110	28	24	44	14
Derivative financial liabilities	39	39	23	5	9	2
	2,309	2,739	830	118	633	1,158

As at December 31, 2017, the Corporation had unused credit facilities of $651 million (December 31, 2016 - $768 million), net of outstanding letters of credit of $24 million (December 31, 2016 - $26 million).

D.	OTHER RISK

FACTORING OF ACCOUNTS RECEIVABLE

The Corporation sells its accounts receivable from one of its European subsidiaries through a factoring contract with a financial institution. The Corporation uses factoring of accounts receivable as a source of financing by reducing its working capital requirements. When the accounts receivable are sold, the Corporation removes them from the balance sheet, recognizes the amount received as the consideration for the transfer and records a loss on factoring, which is included in “Financing expense”. As at December 31, 2017, the off-balance sheet impact of the factoring of accounts receivable amounted to $39 million (€26 million). The Corporation expects to continue to sell accounts receivable on an ongoing basis. Should it decide to discontinue this contract, its working capital and bank debt requirements would increase.

NOTE 27

COMMITMENTS

a.	The Corporation leases various properties, vehicles, equipment and others under non-cancellable operating lease agreements.

Future minimum payments under operating leases are as follows:

(in millions of Canadian dollars)	2017	2016
No later than one year	28	23
Later than one year but no later than five years	37	33
More than five years	5	9

b.	Capital and raw material commitments

Capital expenditures and raw material contracted at the end of the reporting date but not yet incurred are as follows:

	2017		2016
(in millions of Canadian dollars)	PROPERTY, PLANT AND EQUIPMENT	INTANGIBLE ASSETS	PROPERTY, PLANT AND EQUIPMENT	INTANGIBLE ASSETS	RAW MATERIAL
No later than one year	51	8	36	2	73
Later than one year but no later than five years	—	14	—	3	258
More than five years	—	—	—	1	—
	51	22	36	6	331

c.	In 2017, the Corporation entered into a lease agreement for the building of its new containerboard converting plant in New Jersey. The building is currently under construction by the lessor and the lease will commence upon delivery of the building in 2018 for a period of 20 years. The lease will be accounted for as a finance lease and total payments will be $96 million for the duration of the lease.

NOTE 28

RELATED PARTY TRANSACTIONS

The Corporation entered into the following transactions with related parties:

(in millions of Canadian dollars)	JOINT VENTURES	ASSOCIATES
2017
Sales to related parties	183	85
Purchases from related parties	16	90
2016
Sales to related parties	155	89
Purchases from related parties	13	168

These transactions occurred in the normal course of operations and are measured at fair value.

The following balances were outstanding at the end of the reporting period:

(in millions of Canadian dollars)	December 31, 2017	December 31, 2016
Receivables from related parties
Joint ventures	13	18
Associates	22	21
Payables to related parties
Joint ventures	3	2
Associates	4	42

The receivables from related parties arise mainly from sale transactions. The receivables are unsecured in nature and bear no interest. There are no provision held against receivables from related parties. The payables to related parties arise mainly from purchase transactions. The payables bear no interest.

NOTE 29

EVENTS AFTER THE REPORTING PERIOD

On January 1, 2018, the Corporation acquired PAC Service S.p.A., a boxboard converter for the packaging, publishing, cosmetics and food industries and will be fully consolidated. The Corporation already had a 33.33% equity participation through its 57.8% equity ownership in Reno de Medici S.p.A., in the Boxboard Europe segment. The consideration for the acquisition of the remaining 66.67% shares consists of cash totaling €10 million ($15 million) and was deposited on December 19, 2017. Due to the limited period of time between the acquisition of PAC Service S.p.A and the publication of the audited consolidated financial statements of the Corporation, certain items required for the disclosure of asset acquisitions have not been provided, particularly the preliminary purchase price allocation. The Corporation is currently assessing the fair value of assets acquired and liabilities assumed and will publish the preliminary purchase price allocation in its 2018 first quarter unaudited condensed interim consolidated financial statements.

On January 31, 2018, the Corporation completed the sale of the building and land of its plant located in Maspeth, New York, for US$72 million ($90 million) of which US$68 million ($85 million) was received at closing and US$4 million ($5 million) is held in escrow. Release of the escrow is contingent upon certain conditions being met over the next three years. The Corporation will continue to use the facility until December 31, 2018, the date the plant is scheduled to close. The book value of $13 million of the building and land of the facility are classified as “Assets held for sale” on the consolidated balance sheet. The volumes will be progressively redeployed to other Cascades units over the course of the year.